EXHIBIT 99.1
                             CREDIT AGREEMENT


          THIS CREDIT AGREEMENT, dated as of April 4, 1997, is executed among IPALCO ENTERPRISES, INC., an Indiana corporation ("Borrower"), BANK ONE, INDIANA, NA ("Bank One"), NATIONAL CITY BANK OF INDIANA ("National City"), THE FIRST NATIONAL BANK OF CHICAGO ("First Chicago"), and Bank One, as administrative agent for the Banks (in such capacity, the "Administrative Agent").


                                 Recitals

          1. Borrower has applied to the Banks for a shared revolving credit facility in the maximum principal amount of Four
Hundred One Million Dollars ($401,000,000.00).

          2. Subject to and in accordance with the terms and conditions of this Agreement, the Banks are willing to extend such shared revolving credit facility to Borrower.

                                 Agreement

          NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, the parties hereto agree as follows:


                                 ARTICLE I

                     Definitions and Accounting Terms

          Section 1.01. Defined Terms. When used in this Agreement (including its recitals, exhibits and schedules) each of the following terms shall have the meanings ascribed to them in this Section 1.01, and such meanings shall be applicable to both the singular and plural forms of the terms defined:

     "Administrative Agent" has the meaning ascribed to such term in the preamble to this Agreement.

     "Advance Request" means a borrowing under the Revolving Credit Facility consisting of the aggregate principal amount of the several Revolving Loans made by the Banks to Borrower pursuant to
     Section 2.01 of this Agreement at the same interest rate and for the same Interest Period.

     "Advance Request" has the meaning ascribed to such term in Section
     2.03 of this Agreement.

     "Agents" means, collectively, the Administrative Agent, National City, as documentation agent for the Banks, and First Chicago Capital Markets, Inc., in its capacity as syndication agent for the Banks.

     "Aggregate Commitment" means the aggregate of the Commitments of all of the Banks, as reduced from time to time pursuant to the terms of this Agreement.

     "Agreement" means this Credit Agreement, as amended or otherwise modified from time to time and at any time.

     "Applicable Margin" means the variable per annum amount determined from time to time as provided on Exhibit A attached to this Agreement and made a part hereof for all purposes.

     "Bank One" has the meaning ascribed to such term in the preamble to this Agreement.

     "Banking Day" means any day on which the Administrative Agent is open for business (other than a Saturday or Sunday) in Indianapolis, Indiana, and, if the transaction involves a LIBOR Advance, on which dealings are carried on in the London eurodollar interbank market.

     "Banks" or "Bank" means, collectively, the Initial Banks and any Purchaser that becomes a Bank party to this Agreement pursuant to the terms of Section 8.08 of this Agreement, together with their respective successors and assigns.

     "Base Rate" means, on any date a determination thereof is to be made, the rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such date, and (b) the Federal Funds Effective Rate in effect on such date plus one-half of one percent (1/2%) per annum.

     "Base Rate Advance" means an Advance that bears interest at the Base Rate.

     "Borrower" has the meaning ascribed to such term in the preamble to this Agreement.

     "Capital" means, with reference to Borrower, as of any date, the sum of the following of Borrower and its Subsidiaries, without duplication, each as determined on a consolidated basis and in accordance with GAAP: (a) total common shareholders equity (inclusive of common shareholders equity, premiums on IPL s 4% cumulative preferred stock and retained earnings and less all treasury stock) at such date; (b) the outstanding cumulative preferred stock of IPL at such date; (c) long-term Debt at such date; and (d) Debt classified on Borrower s consolidated balance sheet as "Notes payable - banks and commercial paper" and "Current maturities and sinking fund requirements" at such date.

     "CERCLA" means the Comprehensive Environmental Response,
     Compensation and Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response
     Compensation Liability Information System List.

     "Change of Control of Borrower" means either (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 25% of the then outstanding voting stock of Borrower, or
     (ii) a majority of the Board of Directors of Borrower shall consist of individuals who are not Continuing Directors.

     "Closing Date" means as of April 4, 1997.

     "Commitment" means, with respect to each Bank, its commitment to make Revolving Loans as set forth in Article II of this Agreement, as such commitment may be reduced from time to time in accordance with the terms of this Agreement. The amount of the initial Commitment of each Bank is set forth on Exhibit B attached to this Agreement and made a part hereof for all purposes.

     "Commitment Termination Date" means the earlier of (i) March 31, 2002, and (ii) that date upon which the Commitments are terminated, the Revolving Loans accelerated, or both in accordance with the terms of this Agreement.

     "Continuing Directors" means, collectively, as of any date a determination thereof is to be made: (i) individuals who on the date two years prior to such date of determination were members of Borrower s Board of Directors; and (ii) any new Director of Borrower whose nomination for election by Borrower s shareholders was approved by a vote of at least 75% of the Directors of Borrower then still in office who either were Directors of Borrower on the date two years prior to such date of determination or whose nomination for election was previously so approved.

     "Debt" means, with reference to any Person, as of any date, without duplication: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of property (tangible or intangible, real or personal) or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business; (c) all obligations of such Person as lessee under any lease which has been (or which in accordance with GAAP should be) capitalized on the books of the lessee;
     (d) all obligations, indebtedness and liabilities which are secured by any Lien on any asset of such Person, whether or not the obligation, indebtedness or liability secured thereby shall have been assumed by such Person; and (d) all obligations, indebtedness and liabilities of others similar in character to those described in clauses (a) through (d) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations, indebtedness or liabilities such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such

    Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.

     "Debt to Capital Ratio" means, with respect to any period, the ratio of the total sum of all Debt of Borrower and its Subsidiaries at the close of that period, determined on a consolidated basis in accordance with GAAP, to the total amount of Capital of Borrower at the close of that period.

     "Default Rate" means a per annum rate equal to the Base Rate plus Two Percent (2%) per annum.

     "Disaggregation Subsidiary" means any wholly-owned Subsidiary of Borrower to which all or any significant part of the assets owned at any time from and after the Closing Date by IPL or any of its four primary operating business components (Generation; Access; Marketing; and Steam) are sold, assigned or transferred at any time and from time to time.

     "Documentation Agent" has the meaning ascribed to such term in the preamble to this Agreement.

     "Dollars" and the sign "$" mean lawful money of the United States of America.

     "EBIT means, for any period, the Net Income of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, without duplication and to the extent deducted in determining such Net Income, the sum of Interest Expense and income tax expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

     "EBIT to Interest Expense Ratio" means, with respect to any period, the ratio of EBIT for that period to the Interest Expense of Borrower and its Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP.

     "Environmental Laws" means all federal, state and local laws, statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders applicable to Borrower), now or hereafter effective, relating to pollution or protection of the environment, including laws or regulations relating to or permitting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial wastes, or hazardous substances. Environmental Laws includes, without limiting the generality of the foregoing: (a) CERCLA; (b) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., including the statutes regulating underground storage tanks,

    42 U.S.C. 6991-6991h; (c) the Clean Air Act, as amended, 42 U.S.C.
     7401 et seq.; (d) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., including the statute regulating the National Pollutant Discharge Elimination System, 33 U.S.C. Section 1342; and (e) Indiana Code, Title 13 Environment, as amended.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Event of Default" has the meaning ascribed to such term in Section
     6.01 of this Agreement.

     "Facility Fee Rate" means the variable per annum amount determined from time to time as provided on Exhibit A attached to this Agreement and made a part hereof for all purposes.

     "Federal Funds Effective Rate" means, for any day, the weighted average of the per annum rates for overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

     "Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements, and cash flow statements, prepared in accordance with GAAP.

     "First Chicago" has the meaning ascribed to such term in the preamble to this Agreement.

     "FPA" means the Federal Power Act, as amended, and all rates and regulations promulgated thereunder.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the date hereof) and for the period as to which such accounting principles are to apply. Except as otherwise provided in this Agreement, to the extent applicable, all computations and determinations as to accounting or financial matters and all Financial Statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and, to the extent applicable, all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

     "Hazardous Materials" means, collectively, any materials, pollutants, substances or wastes which are defined or determined or regulated by, or otherwise identified as hazardous, toxic or environmentally degrading under, any Environmental Laws.

     "Initial Banks" means, collectively, Bank One, National City and First Chicago.

     "Interest Expense" means, for any period and any Person, the interest expense of such Person for that period determined in accordance with GAAP, plus the aggregate amount due and payable during such period to the holders of any preferred stock or other equity of such Person, excepting only dividends payable on the common capital stock of such Person.

     "Interest Period" means: (a) with respect to any LIBOR Advance, the one (1) month, two (2) month, three (3) month or six (6) month period selected by Borrower and commencing on the date of such Advance; and (b) with respect to any Base Rate Advance, the period selected by Borrower, but not to exceed thirty (30) days, provided that, in the absence of a selection by Borrower the period shall be thirty (30) days. Each Interest Period for a LIBOR Advance that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate subsequent calendar month. Each Interest Period for a LIBOR Advance which would otherwise end on a day which is not a Banking Day shall end on the immediately succeeding Banking Day (unless such immediately succeeding Banking Day is in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day).

     "IPL" means Indianapolis Power & Light Company, an Indiana corporation, a Subsidiary of Borrower.

     "IPL Mortgage and Deed of Trust" means that certain Mortgage and Deed of Trust, dated as of May 1, 1940, executed and delivered by IPL to American National Bank and Trust Company of Chicago, as Trustee, as the same has been and hereafter may be amended, modified, supplemented and/or restated from time to time and at any time.

     "IPSCA" means the Indiana Public Service Commission Act, as amended, I.C. Section 8.1.2 et seq., and all rules and regulations promulgated thereunder.

     "LIBOR Base Rate" means, with respect to a LIBOR Advance for the relevant Interest Period, the per annum rate of interest (rounded upward, if necessary to the next higher 1/16 of 1%), as determined by the Administrative Agent, at which dollar deposits in immediately available funds are offered to principal banks in the London interbank eurodollar market by other principal banks in that market at approximately 11:00 a.m. (London time) two (2) Banking Days prior to the commencement of such Interest Period in an amount comparable to the amount of such LIBOR Advance and for a term comparable to such Interest Period. Each determination of a LIBOR Base Rate made by the Administrative Agent in accordance with the foregoing shall be conclusive except in the case of demonstrative or manifest error.

     "LIBO Rate" means for each Interest Period for LIBOR Advances, the rate of interest per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) determined by the following formula:

          LIBO Rate  =            LIBOR BASE RATE
                             ------------------------------
                             (1 - LIBOR Reserve Percentage)

     "LIBOR Reserve Percentage" means, with respect to any Interest Period, for any LIBOR Advance, the maximum aggregate reserve requirement (including all basis, supplemental, marginal, and other reserves) which is imposed under Regulation D on "Eurocurrency liabilities" as that term is defined in Regulation D.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrances, lien (statutory or other) or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement) having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the applicable Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.

     "Loan Documents" means, collectively, this Agreement, the Revolving Notes, and all other instruments, agreements and documents executed and delivered or to be delivered by Borrower pursuant to or by virtue of this Agreement, as each may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time.

     "Margin Stock" means any "margin stock", as such term is defined in Regulation U or in Regulation G.

     "Material Adverse Effect" means, as the context requires (i) any thing or matter which would materially and adversely affect the business, operations, profits, properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or a material and adverse effect on the business, operations, profits, properties or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or (ii) any thing or matter which would materially and adversely affect Borrower s ability to perform its obligations under any of the Loan Documents, or the validity or enforceability of any of the Loan Documents, or the rights and remedies of the Banks or the Agents or any of them under any of the Loan Documents.

     "Material Subsidiaries" means all Subsidiaries of Borrower, excluding the following Subsidiaries of Borrower: (a) Fort Ben Energy Management Corp., an Indiana corporation, Remittance Processing Services, LLC, an Indiana limited liability company, Store Heat and Produce Energy, Inc., an Indiana corporation, American Energy Service Corp., an Indiana corporation, Cleveland Thermal Energy Corporation, an Ohio corporation, and Cleveland District Cooling Corporation, an Ohio corporation, but only so long as the aggregate book value of their assets, determined in accordance with GAAP, is at all times less than $100,000,000; and
     (b) IPL Funding Corporation, an Indiana corporation, but only so long as (i) the aggregate book value of its assets, determined in accordance with GAAP, is at all times less than $56,000,000, (ii) all or substantially all of its assets consist of accounts receivables sold, transferred or assigned to it by IPL, and (iii) it remains a non-operating special purpose Subsidiary.

     "National City" has the meaning ascribed to such term in the preamble to this Agreement.

     "Net Income" means, for any period, with respect to any Person, the net income of such Person, determined in accordance with GAAP.

     "Officer s Certificate" has the meaning ascribed to such term in
     Section 5.01(p)(4) of this Agreement.

     "Obligations" means, collectively and without duplication, all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to the Banks or the Agents or any of them by Borrower, whether arising under, by virtue of or pursuant to this Agreement, the Revolving Notes, or any of the other Loan Documents or otherwise, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, now exist or hereafter arise, or were prior to acquisition thereof by the Banks or the Agents or any of them, owed to some other Person.

     "Permitted Margin Stock" has the meaning ascribed to such term in
     Section 4.01(g) of this Agreement.

     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county city, municipal or otherwise, including without limitation any instrumentality, division, agency, body or department thereof).

     "Primary Syndication Period" means the period ending sixty (60) days after the Closing Date.

     "Prime Rate" means a variable per annum interest rate equal at all times to the rate of interest established and quoted by Bank One as its prime rate, such rate to change contemporaneously with each change in such established and quoted rate, provided that it is understood that the Prime Rate shall not necessarily be representative of the rate of interest actually charged by Bank One on any loan or class of loans.

     "PUHCA" means the Public Utility Holding Company act of 1935, as amended.

     "Purchaser" has the meaning ascribed to such term in Section 8.08 of this Agreement.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to extensions of credit secured by margin stock (as such term is defined in Regulation G as in effect on the Closing Date) applicable to the Persons covered thereby.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to extensions of credit secured by margin stock (as such term is defined in Regulation U as in effect on the Closing Date) applicable to member banks of the Federal Reserve System.

     "Regulatory Change" means at any time after the Closing Date (a) any change in existing, or any introduction or adoption of new, United States federal, state or foreign laws, regulations, treaties or directives (including Regulation D of the Board of Governors of the Federal Reserve System), (b) any change in the interpretation of the foregoing by any governmental authority charged with the administration or interpretation thereof, or (c) any change in the manner in which existing guidelines of any federal or state governmental authority are enforced.

     "Release" means a "release" as such term is defined in CERCLA.

     "Reportable Event" means a "reportable event" as defined in ERISA.

     "Required Banks" means Banks in the aggregate having at least 50.1% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Banks in the aggregate holding at least 50.1% of the aggregate unpaid principal amount of the outstanding Advances.

     "Revolving Credit Facility" has the meaning ascribed to such term in Section 2.01 of this Agreement.

     "Revolving Loan" means, with respect to each Bank, such Bank's portion of any Advance.

     "Revolving Notes" has the meaning ascribed to such term in Section
     2.01 of this Agreement.

     "Rollover Transaction" has the meaning ascribed to such term in
     Section 2.03 of this Agreement.

     "Stepdowns" has the meaning ascribed to such term in Section 2.08 of this Agreement.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other business entity (whether now existing or hereafter organized or acquired) over which the Person exercises control, provided that it shall be conclusively presumed that the Person exercises control over any such entity: (a) if more than 50% of the equity interest in such entity is owned by the Person, directly or indirectly; or (b) if at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency) at the time as of which the determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

     "Transferee" has the meaning ascribed to such term in Section 8.08(d) of this Agreement.

     "Unmatured Event of Default" means an event or condition which with the giving of notice or lapse of time or both would become an Event of Default.

          Section 1.02. Accounting Terms. All accounting terms not specifically define herein shall be construed in accordance with GAAP, calculations of amounts for the purposes of calculating any financial covenants or ratios hereunder shall be made in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.


                                ARTICLE II

                         Revolving Credit Facility

          Section 2.01. The Revolving Credit Facility. Each Bank severally agrees, subject to the terms and conditions of this Agreement, to make loans and advances to Borrower on a revolving basis (the "Revolving Credit Facility") from time to time from and after the Closing Date until the Commitment Termination Date, in principal amounts not to exceed in the aggregate at any one time outstanding, the amount of its Commitment. In no event shall the aggregate principal amount of all outstanding Revolving Loans exceed the amount of the Aggregate Commitment. The obligation of Borrower to repay the Revolving Loans shall be evidenced by promissory notes executed by Borrower to each of the Banks in form and substance the same as attached to this Agreement and made a part hereof for all purposes as Exhibit C (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the "Revolving Notes").

          Section 2.02.  Use of Proceeds/Application of Payments.

          (a) Use of Proceeds. Subject to and in accordance with the terms of this Agreement, Borrower shall use proceeds of the Revolving Loans solely for the following purposes: (i) purchasing through a self tender offer shares of Borrower's outstanding common capital stock, which tender shall be conducted over a period ending March 27, 1997 (or such later date, as the same may be extended by Borrower), through a "Dutch auction" at a price of not more than $34.00 per share, and paying related redemption expenses; (ii) otherwise purchasing currently outstanding common capital stock of Borrower in open market transactions; and
(iii) for general corporate purposes.

          (b)  Conditions of Borrowing.  From and after the Closing
Date until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow (subject to the terms and conditions of this Agreement, including, without limitation, the requirements of
Section 3.02 and Section 2.19 of this Agreement) under the Revolving Credit Facility on any Banking Day, provided that, Borrower may not receive and the Banks shall not be obligated to make any Advance: (1) at any time an Event of Default or an Unmatured Event of Default has occurred or is continuing; or (2) if after making such Advance the aggregate unpaid principal balance of the Revolving Loans would exceed the Aggregate Commitment as of the date of the Advance is to be made.

          In accordance with the terms of this Agreement, at Borrower's option, borrowings may be Base Rate Advances or LIBOR Advances or a combination thereof in principal amounts of Two Million Dollars
($2,000,000) or larger integral multiples thereof, as more fully described in this Agreement.

          No more than four (4) Interest Periods may be in effect at any one time. No Interest Period for a LIBOR Based Advance may extend past the Commitment Termination Date. Borrower shall not be entitled to select any LIBO Rate at any time after the Commitment Termination Date.

          Section 2.03.  Method of Borrowing.   Whenever Borrower
desires the Banks to make an Advance, Borrower shall give the Administrative Agent telecopy or telephonic notice not later than 10:00 A.M., Indianapolis time, on the date of borrowing for each Base Rate Advance, and not later than 10:00 A.M., Indianapolis time, at least three
(3) Banking Days prior to each LIBOR Advance, which notice shall specify the amount, the date and the type (Base Rate or LIBOR) of the Advance, and, with respect to LIB0R Advances, the Interest Period, and which notice shall be confirmed by a written request in form and substance the same as attached to this Agreement and made a part hereof for all purposes as Exhibit D ("Advance Request"). Each Advance Request shall be irrevocable. Borrower shall be entitled to request no more than one Advance to be made on any Banking Day.

          The Administrative Agent shall promptly give each Bank telephonic notice (confirmed in writing, which may be by telecopy) of each Advance Request. Without in any way limiting Borrower's obligation to confirm by an Advance Request any telecopy or telephonic notice, the Administrative Agent may act without liability upon the basis of a telecopy or telephonic notice believed by the Administrative Agent in good faith to be from Borrower prior to receipt of a confirming Advance Request and Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of such telecopy or telephonic notice.

          Absent contrary notice from Borrower by 10:00 A.M., Indianapolis time, one (1) Banking Day prior to the last day of the Interest Period of an Advance, Borrower shall be deemed to have given the Administrative Agent notice at such time pursuant to Section 2.03 of this Agreement to the effect that Borrower requests that Banks make Revolving Loans to Borrower on such date at the Base Rate in an aggregate principal amount equal to the aggregate principal amount of the Revolving Loans becoming due and payable on such date, and the Interest Period for such Revolving Loans shall be thirty (30) days (a "Rollover Transaction"). Notwithstanding anything to the contrary in this Agreement, the Administrative Agent shall not be required to give any Bank notice of a Rollover Transaction.

          On the Closing Date and at the time of the making of any Revolving Loan or payment thereof, as the case may be, each Bank may, and is hereby authorized to, make a notation on such Bank's books or records with respect to its Revolving Note of the date and the amount of its Revolving Loan or the amount of any payment thereof. Such books or records as maintained by the Banks shall, absent manifest error, constitute prima facie evidence of the outstanding principal balance of the Revolving Loans of such Bank. Notwithstanding the foregoing, a Bank's failure to make a notation on such its books or records with respect to any Revolving Loan shall not limit or otherwise affect the obligation of Borrower hereunder or under the Revolving Note with respect to any Revolving Loan made to Borrower, nor shall such failure or error affect any rights of any Bank hereunder or under applicable law.
Although the stated amount of each Revolving Note shall be equal to the relevant Bank's Commitment, each Revolving Note shall be enforceable, with respect to a Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Revolving Loans evidenced thereby.

          Section 2.04.  Disbursement of Funds.   Not later than 1:00
p.m., Indianapolis time, on the date an Advance is to be made, each Bank shall provide the Administrative Agent, at the Administrative Agent's account specified in Section 2.09 of this Agreement, with immediately available funds to cover such Bank s portion of the Advance (which shall be in the proportion which its Commitment bears to the Aggregate Commitment) and, subject to the satisfaction of the conditions precedent set forth in Article III of this Agreement with respect to such Advance, the Administrative Agent shall promptly make available to Borrower such funds. Each Advance shall be made on a Banking Day.

          The Administrative Agent shall not be required to make available any Bank's share of an Advance until such funds are received by the Administrative Agent. Nothing herein shall be deemed to relieve any Bank from its obligation to fund its share of each requested Advance, or to prejudice any rights which Borrower may have against a Bank as a result of any failure by such Bank to fund its share of any requested Advance.

          Borrower agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Bank against any net loss or expense which such Bank sustains or incurs, as reasonably determined by such Bank, as a result of any failure of the Borrower to borrow any Advance on the date specified therefor in an Advance Request.

          Section 2.05.  Interest.   Interest shall accrue on the
outstanding principal balance of the Revolving Loans subject to and in accordance with the terms and conditions of this Agreement and the Revolving Notes as follows: Prior to the Commitment Termination Date (i) the outstanding principal balance of Base Rate Advances shall bear interest at the Base Rate, and (ii) the outstanding principal balance of each LIBOR Advance shall bear interest at the LIBO Rate applicable to each Interest Period for such Advance plus the Applicable Margin in effect for each day during the relevant period. From and after the Commitment Termination Date, the outstanding principal balance of each Advance shall bear interest at a rate per annum equal to the Default Rate.

          Borrower shall pay accrued interest on the Revolving Loans in accordance with Section 2.06 of this Agreement. Interest accruing on the Revolving Loans shall be computed for the actual number of days elapsed on the basis of a 360-day year.

          Section 2.06. Payments. Interest which accrues on each Advance shall be payable by Borrower in arrears commencing (i) with respect to Interest Periods of three (3) months or less, on the last day of the Interest Period, and (ii) with respect to Interest Periods longer than three (3) months, on each three-month anniversary of the first day of such Interest Period, on the last day of such Interest Period and on the Commitment Termination Date.

          The principal of each Advance shall be payable by Borrower on the last day of the applicable Interest Period, subject, however, to Borrower's right to reborrow, from time to time, in accordance with the terms and conditions of this Agreement.

          Base Rate Advances may be paid or prepaid in full or in part (if in part, in the amount of $2,000,000 or a larger integral multiple thereof) at any time upon two (2) Banking Days' notice to the Banks. LIBOR Advances may be paid or prepaid in full or in part (if in part, in the amount of $2,000,000 or a larger integral multiple thereof) as follows: (i) on the last day of an Interest Period for the Advance, upon four (4) prior Banking Days' notice to the Banks; or (ii) on any other Banking Day, upon four (4) prior Banking Days' notice to the Banks, and provided Borrower shall pay to the Administrative Agent, on demand, the amounts specified by Section 2.18 of this Agreement.

           The entire outstanding principal of, and all accrued and unpaid interest on, the Revolving Loans shall be due and payable on the Commitment Termination Date.

          Subject to the following sentence, all payments made by a Borrower in respect of any of the Revolving Loans shall be applied as follows: (a) first, to the payment of all amounts then owed by such Borrower to the Banks and the Agents under or pursuant to the Loan Documents, other than principal of the Revolving Loans or interest thereon, in such order of application as the Administrative Agent and the Banks, in their sole discretion, may elect from time to time; (b) second, to the payment of interest accrued on such Revolving Loans, (c) third, to the payment of the unpaid principal amount of such Revolving Loans.
After an Event of Default or Unmatured Event of Default has occurred and so long as it is continuing, the Administrative Agent shall have the exclusive right to apply any and all payments hereunder against any amounts owing under this Agreement and the other Loan Documents as the Administrative Agent deems advisable.

          Section 2.07. Discretionary Reduction or Termination of the Commitments by Borrower. Borrower may from time to time on at least three (3) Banking Days' prior written notice received by the Administrative Agent (which shall promptly advise each Bank thereof) permanently reduce the amount of the Aggregate Commitment to an amount not less than the aggregate unpaid principal balance of the Revolving Loans. Any such reduction shall be in an amount of at least $5,000,000 or in a larger integral multiple of $1,000,000 and shall be pro rata among the Banks based on the proportion which each Bank s Commitment bears to the Aggregate Commitment in effect immediately prior to any such reduction. Borrower may at any time on like notice terminate the Commitments upon payment in full of the Revolving Loans and all other Obligations.

          Section 2.08. Mandatory Annual Stepdowns. The Aggregate Commitment as in effect from time to time, shall reduce annually on each date shown below to the corresponding amount shown below for each such date (collectively, the "Stepdowns"):

     Date                     Aggregate Commitment

     March 31, 1998           $320,800,000
     March 31, 1999           $240,600,000
     March 31, 2000           $160,400,000
     March 31, 2001           $ 80,200,000
     Commitment Termination Date   $  0

          The amount of any reduction of the Aggregate Commitment pursuant to this Section 2.08 shall be allocated among, and shall reduce, the Commitments of the Banks pro rata based on the proportion which each Bank s Commitment bears to the Aggregate Commitment in effect immediately prior to any such reduction.

          Section 2.09. Making of Payments and Prepayments, Proration and Setoff.

          (a) Making of Payments and Prepayments. Except as set forth below, all payments and prepayments of principal, facility fees and other fees, interest and any other amounts owed from time to time under this Agreement and under the Revolving Notes shall be made to the Administrative Agent at the Administrative Agent's account at:

          Bank One, Indiana, NA
          ABA #074000010
          Attn: Note Servicing
          Re: IPALCO Enterprises, Inc.

or such other account as the Administrative Agent may notify Borrower, in Dollars and in immediately available funds prior to 1:00 P.M.,
Indianapolis time, on the date due.   The Administrative Agent shall
promptly remit to each Bank its share of all such payments received in collected funds by the Administrative Agent for the account of such Bank. Borrower hereby irrevocably authorizes the Administrative Agent and the Banks, if and to the extent payment of any installment of principal, interest and/or, fees under this Agreement and under the Revolving Notes is not made when due, to charge against any of Borrower's accounts with the Banks an amount equal to the amount not paid when due. Any such payment or prepayment which is received by the Administrative Agent in Dollars and in immediately available funds after 1:00 P.M., Indianapolis time, on a Banking Day shall be deemed received for all purposes of this Agreement on the next succeeding Banking Day except that solely for the purpose of determining whether an Event of Default has occurred, any such payment or prepayment if received by the Administrative Agent prior to the close of the Administrative Agent's business on a Banking Day shall be deemed received on such Banking Day.

          All payments under Sections 2.13 or 2.14 of this Agreement shall be made directly to the affected Bank.

          (b) Setoff. Upon the occurrence of any Event of Default (including any applicable cure period) and during the continuance of any Event of Default, each of the Banks is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by each of the Banks to or for the credit or the account of Borrower against any and all of the Obligations irrespective of whether or not any Bank shall have made any demand under this Agreement or the Revolving Notes and although such Obligations may be unmatured. Each Bank exercising such right of setoff and application agrees to promptly notify Borrower after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Banks under this Section 2.09(b) are in addition to all other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

          (c) Proration of Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Revolving Loans (other than payments received pursuant to Sections 2.13 or 2.14 of this Agreement) in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase such participations in the Revolving Loans held by the other Banks so that after such purchase the purchasing Bank shall share such excess payment ratably with each of them. If any Bank, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for Borrower's obligations to such Bank hereunder, such Bank agrees, promptly upon demand, to take such action necessary such that all Banks share in the benefits of such collateral ratably in proportion to their Revolving Loans. In case any such payment is disturbed by legal process or otherwise, appropriate further adjustments shall be made.

          (d)   Unconditional Obligations and No Deductions.
Borrower's obligation to make all payments provided for in this Agreement and the Revolving Notes shall be unconditional. Each such payment shall be made without relief from appraisement laws and without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes and regardless of whether any claims, defenses or offsets of any type exist.

          Section 2.10. Payment on Non-Banking Days. Whenever any payment to be made under this Agreement or under the Revolving Notes shall be stated to be due on a day other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement and under the Revolving Notes.

          Section 2.11.  Facility Fee.  In addition to interest
accruing on the Revolving Loans, Borrower covenants to pay to Administrative Agent, for the account of the Banks, a facility fee for each partial or full calendar quarter from and after the Closing Date until the Obligations are paid in full, calculated in accordance with the following formula:

     Facility fee =         A
                          ----
                           360
where;

     A: The total sum obtained by adding together the Daily Amount (as defined below) calculated for each day of such partial or full calendar quarter.

          As used herein, the term "Daily Amount" means, as calculated for any day, the product obtained by multiplying (i) the Facility Fee Rate in effect on that day, times (ii) the Aggregate Commitment (whether used or unused) in effect on that day.

          As an illustration of the foregoing calculation, the facility fee for a calendar quarter consisting of 90 days where the Aggregate Commitment for each of the 90 days is $400,000,000 and the Facility Fee Rate in effect during the first 45 days of the calendar quarter is .1% and during the last 45 days of the calendar quarter is .2%, would be calculated as follows: The Daily Amount for a day in which the Facility Fee Rate is .1% would be .1% times $400,000,000, or $400,000. The Daily Amount for a day in which the Facility Fee Rate is .2% would be .2% times $400,000,000, or $800,000. The amount of "A" in the above formula would be the sum obtained by adding together the Daily Amount for each of the 90 days [(45 times $400,000) plus (45 times $800,000)], or $54,000,000.
The facility fee for the calendar quarter would be $46,000,000 divided by 360, or $150,000.

          Facility fees for each calendar quarter shall be due and payable on the last Banking Day of each March, June, September, December and on the Commitment Termination Date. Each Bank shall receive a pro rata portion of such fee so received by Administrative Agent based on the proportion which its Commitment bears to the Aggregate Commitment.

          Section 2.12.   Conversion.   Provided that no Event of
Default or Unmatured Event of Default shall have occurred, Borrower may, upon three (3) Banking Days' notice to the Banks and prior to 10:00 A.M., Indianapolis time, on such date, convert all or part of any Advance from one interest rate option to another as follows:

          (a) From a Base Rate Advance to a LIBOR Advance at any time; or

          (b) From a LIBOR Advance to a Base Rate Advance on the last day of the Interest Period related thereto.

Any such conversion hereunder shall be subject to the provisions of
Section 2.15 and Section 2.02(b) of this Agreement. A notice converting an Advance to a LIBOR Advance shall specify the Interest Period.
Promptly upon receipt of a notice of conversion from Borrower, the Administrative Agent shall advise each Bank thereof.

          Section 2.13.  Increased Costs.

          (a)  With respect to any Revolving Loan, if any Regulatory
Change shall:

               (1) subject any Bank to any tax with respect to that Revolving Loan (other than a tax on or measured by such Bank's Net Income);

               (2) change the basis of taxation to any Bank (other than a change of tax on or measured by such Bank's Net Income) of payments of principal or interest in respect of that Revolving Loan;

               (3) impose or modify any reserve, special deposit, deposit insurance or similar requirement relating to any assets of, deposits with, or loans by any Bank used to fund that Revolving Loan; or

               (4) impose any condition on any Bank with respect to that Revolving Loan;

and the result is to increase the cost to such Bank of making or maintaining that Revolving Loan or to reduce the amount receivable by such Bank with respect to that Revolving Loan, in either event by an amount which such Bank reasonably deems material, then, and in any such case:

               (5) the Administrative Agent shall promptly notify Borrower of the happening of the above-described event; and

               (6) Borrower shall pay to such Bank on demand as additional interest such amount as will compensate the Bank for the additional cost or reduction, calculated from date of notification by the Administrative Agent, and may, at its option, within seven
     (7) Banking Days after receipt of the Administrative Agent's notification: (i) notify such Bank in accordance with Section 2.06 of this Agreement of its intent to prepay the affected Revolving Loan, and thereafter prepay such Revolving Loan in accordance with
     Section 2.06 of this Agreement (subject to Section 2.18 of this Agreement); or (ii) notify such Bank in accordance with Section
     2.12 of its intent to convert the affected Revolving Loan to another interest rate option unaffected by the Regulatory Change.

          (b) If any Bank shall reasonably determine that the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or any Person controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or such controlling Person's capital as a consequence of such Bank's obligations hereunder (including, without limitation, such Bank's Commitment) to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by such Bank or such controlling Person to be material then such Bank shall promptly notify the Administrative Agent and the Borrower of such determination and, from time to time, upon demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand, a copy of which shall be furnished to the Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.

          (c) A certificate as to the increased cost or reduced amount resulting to any Bank from any Regulatory Change as described above shall be submitted by the Administrative Agent to Borrower along with its notification under Sections 2.13(a) or 2.13(b) above. In the absence of manifest error, any such certificate shall be conclusive as to the amount shown thereon if determined on a reasonable basis.

          Section 2.14. Regulatory Changes Affecting Capital. If, as a result of any Regulatory Change, the amount of capital required or expected to be maintained by any Bank is increased by or based upon the existence of its Commitment and other commitments of similar type, then, and in any such case:

          (a) The Administrative Agent shall promptly notify Borrower of the happening of the above described event; and

          (b) Borrower shall pay to such Bank on demand as additional compensation, such amount as will compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's Commitment or the making or maintaining of the Revolving Loans hereunder; provided, that, Borrower may, not later than thirty (30) days after Borrower's receipt of such notice from the Bank, replace such Bank as a party to this Agreement with one or more banks or financial institutions. Upon notice from Borrower to any Bank referred to in the proviso to the immediately preceding sentence, such Bank shall assign its Revolving Loans, Note and Commitment to such replacement banks or other financial institutions for a purchase price equal to the principal amount of the Revolving Loans so assigned, all accrued and unpaid interest thereon and its ratable share of all fees to which it is entitled, pursuant to a form of assignment acceptable to such Bank and such assignee(s). Any such assignment shall have the effects specified in Section 8.08(c).

          A certificate as to the additional compensation believed to be owing to the Banks from any Regulatory Change shall be submitted by the Administrative Agent to Borrower along with its notification under
Section 2.14(a) above. In determining the additional compensation hereunder, the Banks may use any reasonable averaging and attribution methods. In the absence of manifest error, the certificate shall be conclusive as to the amount shown thereon if determined on a reasonable basis.

          The additional compensation shall be payable in arrears in quarterly installments on the last Business Day of each March, June, September, and December, commencing on the last day of such quarter following a Regulatory Change. The additional compensation shall be calculated for the actual number of days elapsed on the basis of a year of 360 days.

          Section 2.15. Limitation on Types of Advances. If, on or prior to the determination of any interest rate for any LIBOR Advance for any Interest Period, any Bank reasonably and in good faith determines that deposits in Dollars comparable to the amount and for the Interest Period of that Advance are not available in the London interbank eurodollar market, or that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the interest rate applicable to that Interest Period, or that the making or funding of LIBOR Advances has become impracticable, the Administrative Agent shall give Borrower prompt notice thereof, and so long as that condition remains in effect, such Bank shall be under no obligation to make, or to convert other Advances into, Advances of the type affected, and Borrower shall, on the later of (a) the last day of the then current Interest Period for the affected Advance, or (b) seven (7) Banking Days after receipt of the Administrative Agent's notice, either notify such Bank and thereafter prepay the Advance in accordance with Section 2.06 of this Agreement, or notify such Bank and thereafter convert the Advance into another type or types of Advance(s) in accordance with Section 2.12 of this Agreement (subject, in either case, to Section 2.18 of this Agreement).

          Section 2.16. Illegality. In the event that it becomes unlawful for any Bank to (a) honor its obligations to make any LIBOR Advance, or (b) maintain any LIBOR Advance, the Administrative Agent shall promptly notify Borrower thereof and such Bank's obligation to make the affected type of Advance and to convert other types of Advances into that type of Advance shall be suspended until such time as such Bank may again legally make and maintain the affected type of Advance, and Borrower shall, on the last day of the then current Interest Period for that Advance (or on such earlier date as the Administrative Agent may specify to Borrower), either notify such Bank and thereafter prepay the Advance in accordance with Section 2.06 of this Agreement or notify such Bank and thereafter convert the Advance into another type or types of Advance(s) in accordance with Section 2.12 of this Agreement (subject, in either case, to Section 2.18 of this Agreement).

          Section 2.17.   Pro Rata Treatment.   All borrowings,
conversions and repayments shall be effected so that after giving effect thereto each Bank will have a pro rata share (according to the proportion its Commitment bears to the Aggregate Commitment) of all Advances. Notwithstanding a Bank's determination not to fund its share of a LIBOR Advance pursuant to the terms of Section 2.14 and Section 2.15, such Bank shall (if requested by Borrower in accordance with the terms of this Agreement) be required to fund its share of such Advance as a Base Rate Advance.

          Section 2.18.  Funding Losses.  Borrower hereby agrees
that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, a copy of which shall be furnished to the Administrative Agent) Borrower will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any portion of a LIBOR Advance) as reasonably determined by such Bank, as a result of (a) any payment or prepayment or conversion of any LIBOR Advance of such Bank on a date other than the last day of an Interest Period, including mandatory prepayments required by pursuant to Section
2.19 of this Agreement and any prepayment required by reason of acceleration by such Bank pursuant to Section 6.02 of this Agreement, or
(b) any failure of Borrower to borrow or convert any Revolving Loans on a date specified therefor in an Advance Request or in a notice of conversion pursuant to Section 2.12 of this Agreement (other than as a result of a default by such Bank or the Administrative Agent). For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

          Section 2.19. Mandatory Payments. If at any time (including by reason of reductions of the Aggregate Commitment resulting from application of Stepdowns pursuant to the terms of Section 2.08 of this Agreement), the sum of the principal balance of the Revolving Loans outstanding at such time, exceeds the Aggregate Commitment, Borrower shall immediately pay to the Administrative Agent for application against the Revolving Loans, such principal amount as is necessary to reduce the outstanding principal balance thereof to the Aggregate Commitment. If an Event of Default or an Unmatured Event of Default has occurred and is continuing and the Administrative Agent shall have notified the Borrower of its election to take any action specified in Section 6.02 of this Agreement, the Aggregate Commitment and each Bank s Commitment shall automatically reduce to $0 without any further action on the part of or the giving of notice to Borrower.

                                ARTICLE III

                           Conditions of Lending

          Section 3.01.  Conditions Precedent to initial Advance.
Unless the Required Banks otherwise consent in writing, the obligation of the Banks to make the initial Advance is subject to performance by Borrower of all of its obligations under this Agreement and to the satisfaction of the conditions precedent that all legal matters incidental to the Advance shall be satisfactory to counsel for the Banks and that the following conditions shall be met:

          (a) General. All documents and legal matters relating to the Revolving Credit Facility hereunder and all proceedings to be taken on or prior to the Closing Date in connection with the performance of this Agreement shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received copies of all such documents and other evidence as it may reasonably require or request in order to establish and confirm that all necessary proceedings in connection with the Revolving Credit Facility contemplated by this Agreement have been taken.

          (b) No Material Adverse Changes/No Event of Default. As of the date of such initial Advance (i) there shall not have been any material adverse change in the assets or condition (financial or otherwise) of Borrower, as such assets or conditions are reflected in the Financial Statements which have been provided to the Administrative Agent in connection with Borrower's application for the Revolving Credit Facility, and (ii) no Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such initial Advance.

          (c) Conditions Precedent. On or prior to the Closing Date, Administrative Agent shall have received:

               (1) Revolving Notes. Revolving Notes, duly executed by Borrower to each of the Initial Banks.

               (2) Financial Projections. Consolidated financial projections of Borrower and its Subsidiaries for five (5) years, beginning with calendar year 1997, which consolidated financial projections shall be satisfactory in all respects to the Initial Banks and the Agents.

               (3) No Material Restrictions on Dividends. Evidence required by the Administrative Agent and the Initial Banks which establishes to their satisfaction that there are no material restrictions or limitations on, or covenants which materially prohibit or otherwise limit, any of the Material Subsidiaries from declaring or paying cash dividends to Borrower which are otherwise permitted by applicable law.

               (4)  Certificate of Existence.  A Certificate of
     Existence from the Secretary of State of Indiana, dated not more than five (5) days before the Closing Date, stating that Borrower is duly organized and existing under the laws of the State of Indiana.

               (5) Articles of Incorporation/By-laws. Certified copies of Borrower's Articles of Incorporation and By-Laws, each as amended and in effect as of the Closing Date.

               (6) Secretary s Certificate. A written certificate of the Secretary of Borrower as to the names and signatures of the officers of Borrower authorized to sign this Agreement, the Revolving Notes and other Loan Documents.

               (7) Opinion of Counsel. A favorable opinion of Barnes & Thornburg, counsel to Borrower, in form and substance the same as attached to this Agreement and made a part hereof for all purposes as Exhibit E.

               (8) Payment of Fees. Payment to the Administrative Agent and the Banks of any unpaid fees specified in this Agreement as being payable on or before the Closing Date and the legal fees of the Administrative Agent and the Initial Banks, together with any other unpaid fees and expenses owed to the Initial Banks on or before the Closing Date pursuant to the fee letter agreement, dated February 21, 1997, between the Initial Banks and Borrower.

               (9) Corporate Resolutions/Authorization. Evidence required by the Administrative Agent and the Initial Banks which establishes to their satisfaction that Borrower has the authority to enter into this Agreement and that all Loan Documents executed in connection with the Revolving Loans will be valid and binding obligations of Borrower, fully enforceable in accordance with their respective terms under applicable law. Such evidence shall include, without limitation, the opinion of counsel referenced in
     Section 3.01(c)(7) of this Agreement, resolutions of the board of directors of Borrower and a certificate of the Secretary of Borrower certifying the same.

               (10) Advance Request.  An appropriate Advance Request.

               (11) Miscellaneous. Such other documents and instruments, including, without limitation, insurance policies, certificates of insurance and affidavits, as the Administrative Agent reasonably shall request.

          (d) Representations and Warranties. On the Closing Date and at the time of giving each Advance Request, the representations and warranties of Borrower contained in Article IV of this Agreement or in any document delivered to Administrative Agent or the Banks under this Agreement shall be true and correct in all material respects on and as of such time with the same effect as though such representations and warranties had been made on and as of such time, except to the extent that such representations and warranties expressly relate to an earlier date.

          Section 3.02. Conditions Precedent to Subsequent Advances. Unless the Required Banks otherwise consent in writing, the obligation of the Banks to make any Advance after the initial Advance shall be subject to the fulfillment at or prior to the time of the making of such Advance of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties contained in this Agreement shall each be true and correct in all material respects at and as of such time, as though made at and as of such time and each of the Loan Documents shall be in full force and effect. Each Advance Request submitted by Borrower to the Administrative Agent shall be deemed to constitute a representation and warranty by Borrower to the Agents and the Banks to the effect of subsections (a) and
(b) of this Section 3.02 as of the date of such Advance Request, and the acceptance by Borrower of each Advance shall be deemed to constitute a representation and warranty by Borrower to the Agents and the Banks to the effect of subsections (a) and (b) of this Section 3.02 as of the date of acceptance of such Advance.

          (b) No Material Adverse Changes/No Event of Default. (i) There shall not have been any material adverse change in the assets or condition (financial or otherwise) of Borrower at and as of such time, as such assets or conditions are reflected in the Financial Statements which have been most recently provided to the Administrative Agent pursuant to
Section 5.01(p)(2) of this Agreement, and (ii) no Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing at and as of such time, or will occur after giving effect to such Advance.

          (c) Advance Request. The Administrative Agent shall have received an appropriate Advance Request and, together with such other instruments and documents as the Administrative Agent may reasonably request in connection therewith, and all such instruments and documents shall be reasonably satisfactory in form and substance to Agent.

          (d) Additional Revolving Notes. The Administrative Agent shall have received all new or replacement Revolving Notes, if any, required to be executed and delivered by Borrower to any Banks in connection with such Advance.


                                ARTICLE IV

                      Representations and Warranties

          Section 4.01. Representations and Warranties of Borrower. Borrower represents and warrants to the Banks and the Agents, after giving effect to the Revolving Loans and the application of the proceeds thereof (which representations and warranties shall survive the making of the Revolving Loans) as follows:

          (a) Organization and Existence. Each of Borrower and the Material Subsidiaries is a corporation, duly organized and validly existing under the laws of the state of its incorporation and is duly qualified to do business in all jurisdictions in which such qualification is required, except where failure to so qualify would not have a Material Adverse Effect and has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under the Loan Documents to which it is a party.

          (b)  Authorization and Absence of Defaults.   The execution,
delivery to the Banks and the Agents and performance by Borrower of the Loan Documents have been duly authorized by all necessary corporate and governmental action and do not and will not (i) require any consent or approval of the shareholders or board of directors of Borrower or any of the Material Subsidiaries which has not been obtained, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any of the Material Subsidiaries, or the Articles of Incorporation or Bylaws, where applicable, of Borrower or any of the Material Subsidiaries, (iii) result in a material breach of or constitute a material default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any of the Material Subsidiaries is a party or by which it or its properties may be bound or affected, except where the failure to be in compliance would not have a Material Adverse Effect, or (iv) result in, or requires the creation or imposition of any Lien on any of the properties or revenues of Borrower or any of the Material Subsidiaries. Each of Borrower and the Material Subsidiaries is in compliance with each law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement, or other agreement, lease or instrument described in this Section 4.01(b), except where the failure to be in compliance would not have a Material Adverse Effect.

          (c) Acquisition of Consents. No authorization, consent, approval, license or exemption of, or filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including without limitation any authorization, consent, approval, license or exemption of, or filing with any regulatory authority having jurisdiction) is or will be necessary to the valid execution and delivery to the Banks and the Agents or performance by Borrower of any Loan Documents.

          (d) Validity and Enforceability. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except to the extent enforceability thereof is limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

          (e) Financial information. All Financial Statements and other financial data which have been or will be furnished to the Banks and the Agents by Borrower and the Material Subsidiaries are, and will be, true and correct and reflect, or will reflect when delivered in the future, fairly the financial condition of Borrower and the Material Subsidiaries and have been, or will be, prepared in accordance with GAAP consistently applied except for changes as required by GAAP. Borrower and the Material Subsidiaries have no contingent liabilities, liabilities for taxes, unusual forward or long term commitments outside the ordinary course of business, or unrealized or anticipated losses from any unfavorable commitments which are material with respect to the financial condition, affairs, prospects or business of Borrower and the Material Subsidiaries except as reflected or provided for in such Financial Statements.

          (f) No Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any Material Subsidiary or any of its or their properties before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which if determined adversely to Borrower or any Material Subsidiary would draw into question the legal existence of Borrower and/or the validity, authorization and/or enforceability of the Loan Documents and/or any provision thereof and/or could have a Material Adverse Effect.

          (g)   Regulation U.   Borrower is not engaged in the
business of extending credit for the purpose of purchasing or carrying Margin Stock. Borrower does not own and does not have any present intention of acquiring any Margin Stock, excepting only (i) any Margin Stock issued by Borrower ("IPALCO Stock"), and (ii) any Margin Stock issued by Persons other than Borrower or any of its Subsidiaries which is owned or acquired by Borrower and which does not at any time while owned by Borrower exceed in the aggregate a fair market value of $10,000,000 ("Permitted Margin Stock"). Neither Regulation U nor Regulation G are applicable to any of the Revolving Loans and this Agreement does not violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities and Exchange Act of 1934, as amended, or any rules or regulations promulgated under said regulations or said statute.

          (h) Absence of Adverse Agreements. Neither Borrower nor any of the Material Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any corporate or partnership restriction which would alter the manner in which Borrower or any of the Material Subsidiaries does business and which would have a Material Adverse Effect.

          (i)   Taxes.   Borrower and the Material Subsidiaries have
filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof in accordance with GAAP.

          (j) Accuracy of Representations and Warranties. None of Borrower's representations or warranties set forth in this Agreement or in any document or certificate taken together with any related document or certificate furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement of fact contained herein or therein, in light of the circumstances under which it was made, not misleading, except that unless provided otherwise any such document or certificate which is dated speaks as of the date stated and not the present.

          (k)   Investment Company Act.  Borrower is not an
"investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

          (l) Solvency. After giving effect to the consummation of the Revolving Loans as of the time this representation and warranty is given, Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property having a value both at fair valuation and at fair saleable value in the ordinary course of Borrower's business greater than the amount required to pay its Debt, including, for this purpose, unliquidated and disputed claims. Borrower will not be rendered insolvent by the execution and delivery of this Agreement and the consummation or performance of any transactions contemplated herein.

          (m) Licenses, Registrations, and Compliance with Laws. To the best of Borrower's knowledge, each of Borrower and the Material Subsidiaries has all permits, governmental licenses, registrations, and approvals material to carrying out its businesses as presently conducted and as required by law (including, without limitation, FPA, PUHCA, IPSCA and Environmental Laws) or the rules and regulations of any federal, foreign, governmental, state, county, or local association, corporation, or governmental agency, body, instrumentality, or commission having jurisdiction over Borrower or any of the Material Subsidiaries, including, but not limited to, United States Environmental Protection Agency, the United States Department of Labor, the United States Occupational Safety and Health Administration, the United States Equal Employment Opportunity Commission, and analogous and related state and foreign agencies. There is no violation or failure of compliance or allegation of such violation or failure of compliance on the part of Borrower or any of the Material Subsidiaries with any of the foregoing permits, licenses, registrations, approvals, rules or regulations, except where the violation or failure of compliance would not have a Material Adverse Effect. There is no action, proceeding, or investigation pending or, to the knowledge of Borrower, threatened, except where such action, proceeding or investigation, if adversely determined, would not have a Material Adverse Effect, nor has Borrower or any of the Material Subsidiaries received any notice thereof which might result in the termination or suspension of any of the foregoing permits, licenses, registrations, approvals, rules or regulations, except where the termination or suspension would not have a Material Adverse Effect.

          (n)   Principal Place of Business; Books and Records.
Borrower's chief executive office is located at Borrower's address set forth beneath its signature hereto. All of Borrower's books and records are kept at such address.

          (o) Title to Assets and Properties. Each of Borrower and the Material Subsidiaries has good and marketable title to all of its properties and assets owned as of the Closing Date and to all properties and assets acquired by Borrower or the Material Subsidiaries hereafter except such imperfections in title, if any, that do not materially interfere with the present or proposed use of such property or otherwise materially impair business operations.

          (p)  Material Adverse Change.   There has been no material
adverse change in the condition, financial or otherwise, of any of Borrower or the Material Subsidiaries from the date of the Financial Statements and other financial data dated December 31, 1996, provided to the Banks, up to and including the Closing Date.

          (q)  Employee Benefit Plans.   Each employee benefit plan as
to which Borrower or any of the Material Subsidiaries may have any liability complies in all material respects with all applicable requirements of law and regulations, and (i) to the best of Borrower's knowledge, no Reportable Event has occurred with respect to any such plan, (ii) neither Borrower nor any of the Material Subsidiaries has withdrawn from any such plan and (iii) no such plan has been terminated.

          (r) Public Utility Holding Company Act. Borrower is a "holding company", as such term is defined in PUHCA, but Borrower and the Material Subsidiaries are exempt from all provisions of PUHCA and all rules thereunder, except Sections 9(a)(2) and 16 thereof, by virtue of having duly filed with the Securities and Exchange Commission one or more exemption statements pursuant to Section 3(a)(1) of PUHCA and pursuant to Rule 2 of the Securities and Exchange Commission and, to the best of Borrower's knowledge, no proceedings to revoke or modify such exemption have been instituted or are pending.

          (s) Environmental Matters. To the best of Borrower's knowledge:

               (1) all facilities and property (including underlying groundwater) owned or leased by Borrower or any of the Material Subsidiaries have been, and continue to be, owned or leased by Borrower and such Material Subsidiaries in material compliance with all applicable Environmental Laws;

                (2) there have been no past, and there are no pending or threatened

                    (i) claims, complaints, notices or requests for information received by Borrower or any of the Material Subsidiaries with respect to any alleged violation of any Environmental Law which, individually or in the aggregate, have, or are reasonably expected to have, a Material Adverse Effect, or

                    (ii) complaints, notices or inquiries to the Company or any of the Material Subsidiaries regarding potential liability under any Environmental Law which, individually or in the aggregate, have, or are reasonably expected to have, a Material Adverse Effect;

               (3)  There have been no Releases of Hazardous
     Materials at, on or under any property now or previously owned or leased by Borrower or any of the Material Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect;

               (4) Borrower and the Material Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

               (5) no property now or previously owned or leased by Borrower or any of the Material Subsidiaries is listed or (with respect to owned property only) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up; and

               (6) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by Borrower or any of the Material Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect.

          (t) Pari Passu Debt. The Debt evidenced by the Revolving Notes ranks at least pari passu with all other unsecured Debt of the Borrower.


                                 ARTICLE V

                           Covenants of Borrower

          Section 5.01.   Affirmative Covenants of Borrower.   Unless
the Required Banks shall otherwise consent in writing, from and after the Closing Date and until all of the Revolving Loans and other Obligations are fully paid and all Commitments are terminated, Borrower shall, and shall cause each of its Subsidiaries (except that Sections 5.1(b),(f) and (n) below shall not apply to Subsidiaries which are not Material Subsidiaries):

          (a)  Payment of Taxes.     Pay and discharge all taxes and
assessments and governmental charges or levies imposed upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for the same which, if unpaid, might become a Lien upon any of its properties, provided that (unless and until foreclosure, restraint, sale or any similar proceeding shall have been commenced) Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith and by proper proceedings and for which proper reserves or other provisions have been made in accordance with GAAP.

          (b)  Preservation of Existence.     Preserve and maintain in
full force and effect its legal existence, rights, and privileges in the jurisdiction of its organization, preserve and maintain all licenses, governmental approvals, trademarks, patents, trade secrets, copyrights and trade names owned or possessed by it and which are necessary or, in its reasonable business judgment, desirable in view of its business and operations or the ownership of its properties and qualify or remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or, in Borrower's reasonable business judgment, desirable in view of its business and operations and ownership of properties.

          (c)  Compliance with Laws.   Comply with the requirements of
all present and future applicable laws (including, without limitation, FPA, IPSCA, PUHCA and Environmental Laws), rules, regulations and orders of any governmental authority having jurisdiction over it and/or its business, except where the failure to comply would not have a Material Adverse Effect.

          (d)  Examination/Access to Premises and Records.   Permit,
at any reasonable time and from time to time, the Banks or any agents or representatives thereof (including, without limitation, the Administrative Agent), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of Borrower and its Subsidiaries, to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of its officers or employees designated by Borrower for such purposes and/or any independent certified public accountant of Borrower, and permit, at any reasonable time and from time to time, the Banks or any agents or representatives thereof (including without limitation the Administrative Agent), to enter and inspect the properties of Borrower and its Subsidiaries and their respective operations.

          (e) Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions to the best of Borrower's knowledge, in which complete entries will be made, and maintain a standard system of accounting, all in accordance with GAAP and with applicable requirements of any governmental authority having jurisdiction over Borrower or the applicable Subsidiary.

          (f) Maintenance of Properties. Maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order, repair and condition at all times, ordinary wear and tear excepted, and not commit waste or allow waste to be committed against its properties.

          (g) Other Documents. Except as otherwise required by this Agreement, pay, perform and fulfill all of its obligations and covenants under each material document, instrument or agreement to which it is a party, including, without limitation, the IPL Mortgage and Deed of Trust to which IPL is a party, except where the failure to do so would not have a Material Adverse Effect.

          (h) Environmental Liability. (1) Conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all Hazardous Materials on, from or affecting the property occupied, in compliance with or in accordance with all applicable laws, rules, regulations, orders and directives of all federal, state and local governmental authorities, and (2) defend, indemnify, and hold harmless the Administrative Agent, the Banks, their employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limit, reasonable attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (i) the existing or future presence at, on, from or affecting any real estate owned by Borrower of any materials, pollutants, substances or wastes which are defined, determined, or identified as hazardous, toxic or otherwise environmentally degrading under any Environmental Laws, (ii) the violation of any Environmental Laws concerning the generation, handling, storage, treatment or disposal of any such Hazardous Materials or (iii) the enforcement of this Section 5.01(h) or the assertion by Borrower of any defense to the obligations hereunder, whether any of such matters arise before or after the Closing Date, including without limitation, (A) the costs of removal of any and all Hazardous Materials, (B) additional costs required to take necessary precautions to protect against the Release of Hazardous Materials into the air, any body of water, any other public domain or any surrounding areas and (C) costs incurred to comply with all applicable laws, orders, judgments or regulations with respect to Hazardous Materials.

          (i) Additional Assurances. From time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and documents and take all such actions as the Administrative Agent or the Banks shall reasonably request for the purpose of implementing or effectuating the provisions of the Loan Documents and, upon the exercise by the Administrative Agent or the Banks of any power, right, privilege or remedy pursuant to the Loan Documents which requires any consent, approval, registration, qualification or authorization of any governmental authority or instrumentality, exercise and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Banks may be so required to obtain.

          (j)   Purposes.   Use the proceeds of the Revolving Loans solely
for the purposes permitted in Section 2.02(a) of this Agreement.

          (k) ERISA Compliance. Fulfill its obligations under minimum funding standards of ERISA, with respect to any plan which is maintained by Borrower or pursuant to a collective bargaining agreement and which is covered by Title IV of ERISA and Borrower and each Subsidiary shall be in all material respects in compliance with ERISA and the Internal Revenue Code of 1986, as amended, and shall not have incurred any material liability to the Pension Benefit Guaranty Corporation in respect thereto.

          (l) Payment of Debt. Pay, when due, all Debt of Borrower payable to any Person, unless (i) payment of such Debt is being contested in good faith by appropriate proceedings diligently pursued, or (ii) nonpayment of such Debt is not an Event of Default under Section 6.01(f) of this Agreement.

          (m)  Ownership of Certain Subsidiaries.   Borrower shall at all
times own, free and clear of any Liens, all of the issued and outstanding capital stock or other equity interest of (i) IPL, and (ii) any Disaggregation Subsidiary.

          (n) Insurance. In addition to any insurance required by any other Loan Documents, without duplication, maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, and provide to the Administrative Agent a certificate of insurance from the insurer, for each such policy.

          (o) Pari Passu Debt. The Debt evidenced by the Revolving Notes at all times shall rank at least pari passu with all other unsecured Debt of the Borrower.

          (p) Reporting Requirements. Furnish or cause to be furnished to the Administrative Agent:

               (1) Event of Default. As soon as possible and in any event upon acquiring knowledge of an Event of Default or an Unmatured Event of Default, continuing on the date of such statement, the written statement of an officer of Borrower setting forth details of such Event of Default or Unmatured Event of Default and the action which Borrower proposes to take with respect thereto.

               (2) Annual Statements. As soon as available and in any event within one hundred and twenty (120) days after the close of each fiscal year of Borrower, annual consolidated and consolidating Financial Statements for Borrower and its Subsidiaries showing its financial condition and results of operations as at the close of such fiscal year and for such fiscal year, all prepared in accordance with GAAP, with the audited consolidated Financial Statements of Borrower and its Subsidiaries to be accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall be without qualification and shall state that such audited Financial Statements present fairly the financial position of Borrower and its Subsidiaries on a consolidated basis as of the date of such Financial Statements and the results of its operations and changes in its financial position for the period covered thereby, and that such Financial Statements have been prepared in accordance with GAAP.

               (3) Interim Quarterly Statements. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter ending after the Closing Date, unaudited consolidated and consolidating Financial Statements for Borrower and its Subsidiaries showing its and their financial condition and results of operations as at, and for such fiscal quarter and year-to-date, all in reasonable detail, and: (i) with such consolidated Financial Statements being duly certified to the Bank by Borrower's Chief Financial Officer or Controller or Treasurer or Assistant Treasurer as fairly presenting the consolidated financial position of Borrower and its Subsidiaries for the periods contained therein and as having been prepared in accordance with GAAP (except for footnotes and year-end adjustments), and (ii) with such consolidating Financial Statements being accompanied with a certification to the Bank by Borrower's Chief Financial Officer or Controller or Treasurer or Assistant Treasurer that nothing has come to the attention of Borrower which would cause it to reasonably conclude that such consolidating Financial Statements do not fairly present in all material respects the consolidating financial position of each Subsidiary of Borrower for the periods contained therein and as having been prepared in accordance with GAAP (except for footnotes and year-end adjustments), and (iii) with such consolidated Financial Statements to include comparable prior year-to-date Financial Statements as at the end of same fiscal quarter of the prior year.

               (4) Officers Certificate. Simultaneously with the furnishing of each of the Financial Statements of Borrower to be delivered pursuant to Sections 5.01(p)(2) and 5.01(p)(3) of this Agreement, an Officer's Certificate in form and substance the same as attached hereto and made a part hereof for all purposes as Exhibit F ("Officer's Certificate") executed by Borrower's President or Chief Financial Officer or Treasurer or Assistant Treasurer or Controller which shall contain a statement to the effect that no Event of Default or Unmatured Event of Default has occurred, without having been waived in writing, or if there shall have been an Event of Default not previously waived in writing pursuant to the provisions hereof, or an Unmatured Event of Default, such Officer's Certificate shall disclose the nature promptly after the commencement thereof, notice of all material actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any Subsidiary;

               (5) Litigation. Promptly after the commencement thereto, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic of foreign, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

               (6) Material Adverse Change. Prompt written notice of any material adverse change in the condition, financial or otherwise, of Borrower and its Subsidiaries, when taken as a whole, and an explanation thereof and of the actions Borrower proposes to take with respect thereto.

               (7) Governmental Authority Notices. Immediately, copies of any and all notices, correspondence, warnings, guidance or other written materials specifically directed at Borrower or any Subsidiary which have a material impact on Borrower's ability to carry out its businesses as presently conducted and which include, but shall not be limited to, any directives, compliance requirements or enforcement requirements received from any governmental authority in connection with the property owned or leased by Borrower or any Subsidiary, the substances contained therein, or the equipment or operations of Borrower or any Subsidiary in connection therewith.

               (8) Change of Name. Promptly and in event within five (5) days thereafter, written notice of any change in the name of Borrower.

               (9) Rating Change. Written notice immediately upon the occurrence thereof of any change in the Moody's Rating or S&P Rating (as such terms are defined on Exhibit A attached to this Agreement and made a part hereof for all purposes): (i) of Borrower; and (ii) of IPL, if there is neither a Moody's Rating or S&P Rating (as such terms are defined on Exhibit A attached to this Agreement and made a part hereof for all purposes) of Borrower in effect.

               (10) Miscellaneous. Such other information respecting the business, properties, or the condition or operations, financial or otherwise, of Borrower and its Subsidiaries as the Administrative Agent or the Banks may, from time to time, reasonably request.

          (q)  Financial Covenants.

               (1) Quarterly Debt to Capital Ratio. As of the close of the fiscal quarter of Borrower ending immediately prior to the Closing Date, Borrower and its Subsidiaries, on a consolidated basis, shall have a Debt to Capital Ratio not to exceed 0.73:1.00. As of the close of each fiscal quarter of Borrower ending after the Closing Date, Borrower and its Subsidiaries, on a consolidated basis, shall have a Debt to Capital Ratio not to exceed the ratio shown for each such quarter on Exhibit G attached to this Agreement.

               (2) EBIT to Interest Expense Ratio. As of the close of each fiscal quarter of Borrower ending after the Closing Date, Borrower and its Subsidiaries, on a consolidated basis, shall have, for the period of the four consecutive fiscal quarters which end on each such close, an EBIT to Interest Expense Ratio of not less than 2.50:1.00, provided that, prior to the close of the first four fiscal quarters of Borrower ending after the Closing Date, the EBIT to Interest Expense Ratio shall be measured on a rolling four quarter basis, with EBIT being determined on the basis of the actual fiscal quarters of Borrower closing after the Closing Date, plus EBIT for the applicable additional fiscal quarters of Borrower closing before the Closing Date, but with Interest Expense being measured and annualized on the basis of actual fiscal quarters of Borrower closing after the Closing Date.

          Section 5.02.   Negative Covenants of Borrower.   Without the prior
written consent of the Required Banks, from and after the Closing Date and until all of the Revolving Loans and other Obligations are fully paid and all Commitments are terminated, Borrower shall not, and shall not permit any of its Subsidiaries to (except that Section 5.02(d) below shall not apply to Subsidiaries which are not Material Subsidiaries):

          (a) No Additional Debt. Create, incur, assume or suffer to exist any Debt which, upon being incurred, would result in a violation by Borrower
of Section 5.01(q)(1) of this Agreement.   Debt incurred during any fiscal
quarter of Borrower which was not outstanding as of the close of the immediately preceding fiscal quarter of Borrower shall, solely for the purposes of determining compliance with this Section 5.02(a), be deemed to have been incurred on the last day of such immediately preceding fiscal quarter of Borrower.

          (b) Restrictions on Subsidiary Payments. Cause or permit any Subsidiary to, enter into any agreement or arrangement restricting the ability of the Subsidiary to pay dividends or make cash advances or other payments of any nature to Borrower, other than any (i) existing limitations and restrictions in the Articles of Incorporation of IPL or in the IPL Mortgage and Deed of Trust as of the Closing Date, and (ii) credit or Debt agreements with third party creditors which preclude payment of dividends by the obligor-Subsidiary upon the occurrence of a default under the agreement.

          (c) Negative Pledge. Create or permit any Lien upon any property or assets (other than Margin Stock) of Borrower, except with the consent of the Required Banks.

          (d) Mergers, Acquisitions, Divestitures and Stock Redemptions. Consummate any mergers, acquisitions, divestitures (including a disposition of all or any significant part of its assets to any Person) or stock redemptions to the extent that, upon closing or consummation thereof, there would exist an Event of Default or Unmatured Event of Default.

          (e) Judgments. Permit any uninsured judgment for the payment of money or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of forty-five (45) days, unless such judgment or penalty is being contested in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless such reserve as is required under GAAP has been established with respect thereto, unless such judgement does not constitute an Event of Default under Section 6.01(d) of this Agreement.

          (f) Limitation on Cash Dividends or Distributions. Declare or pay any dividends on its capital stock in cash or redeem, call, repurchase, or otherwise acquire or retire any of its capital stock for cash, or make any other cash payment or distribution with respect to its capital stock at any time an Event of Default or Unmatured Event of Default exists and remains uncured or if such payment would cause an Event of Default or Unmatured
Event of Default to occur.

          (g) Change in Nature of Business. Make any material change in the nature of its business.

          (h) Regulation U. Own any Margin Stock (other than IPALCO Stock held by Borrower held as treasury stock and other than Permitted Margin Stock), or allow or cause any of the capital stock of any of its Subsidiaries to become Margin Stock. If for any reason any provision of Regulation U is deemed to apply to any of the Revolving Loans or this Agreement, Borrower will, and will cause its Subsidiaries to, take all actions reasonably required by the Administrative Agent and the Banks to comply with such provisions.


                                ARTICLE VI

                        Events of Default/Remedies

          Section 6.01. Events of Default. Each of the following events shall constitute an "Event of Default" for purposes of this Agreement and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied:

          (a) Borrower shall fail to pay in full (i) any payment of principal of the Revolving Notes on the date such payment becomes due and payable (whether by acceleration or otherwise), or (ii) any payment of facility fees or interest due and payable under this Agreement or any of the other Loan Documents on the date such payment becomes due and payable by reason of acceleration, and otherwise within five (5) days after the date such payment becomes due and payable.

          (b) Borrower or any Material Subsidiary shall make an assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall file any petition or answer seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or other applicable federal, state or other statute, law or regulation, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties, or if corporate action shall be taken for the purpose of effecting any of the foregoing.

          (c)  To the extent not described in Section 6.01(b) of this
Agreement: (i) Borrower or any Material Subsidiary shall be the subject of a bankruptcy proceeding, or (ii) any proceeding against Borrower or any Material Subsidiary seeking any reorganization, arrangement, composition, adjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy law or other applicable federal, foreign, state or other statute, law or regulation shall be commenced, or (iii) any trustee, receiver or liquidator of it or of all or any substantial part of any or all of the properties of Borrower or any Material Subsidiary shall be appointed without its consent or acquiescence; provided that, in any of the cases described above in this Section 6.01(c), such proceeding or appointment shall not be an Event of Default if Borrower or such Material Subsidiary shall cause such proceeding or appointment to be discharged, vacated, dismissed or stayed within sixty (60) days after commencement thereof.

          (d) Final judgment or judgments in the aggregate amount of Five Million Dollars ($5,000,000) or more shall be rendered against Borrower or any Material Subsidiary and shall remain undischarged, unstayed or unpaid for an aggregate of sixty (60) days (whether or not consecutive) after entry thereof.

          (e) Subject to the expiration of any applicable grace period default by Borrower or any Subsidiary in the payment when due, whether by acceleration or otherwise, of any Debt (excepting Debt of Mid-America Capital Resources, Inc. or any of its subsidiaries, if such Debt is not Debt of the Borrower) having an unpaid balance of more than $5,000,000, or default in the performance or observance of any obligation or condition with respect to any such Debt if the effect of such default is to accelerate the maturity of such Debt or to permit any holder thereof, or any trustee or agent for any such holder, to cause such other Debt to become due and payable prior to its scheduled maturity, or results in the actual restriction of payment of dividends by any Subsidiary (excluding Mid-America Capital Resources, Inc. and its subsidiaries).

          (f) Default by Borrower in the performance of any covenant or condition contained in this Agreement or payment of any Debt to be observed or performed pursuant to the terms hereof after giving effect to any applicable grace period, other than a covenant or condition referred to in any other subsection of this Section 6.01 and such default shall continue unremedied or unwaived, (i) in the case of any covenant or condition contained in Section 5.01(p) of this Agreement, for ten (10) Banking Days, or (ii) in the case of any other covenant or condition for which no other grace period is provided, for thirty (30) days, such grace period to be applicable only in the event the default of such other covenant or condition is curable within thirty (30) days.

          (g) Any of the representations and warranties made or deemed made by Borrower to the Banks or the Agents or any of them pursuant to this Agreement or in any other Loan Document proves to have been false or misleading in any material respect when made.

          (h) Any attachment of any deposits or other property of Borrower in the possession of any of the Banks or any attachment or any other property of Borrower, which shall not be discharged within thirty (30) days of the date of such attachment.

          (i) With respect to any employee benefit plan as to which Borrower or any Subsidiary may have any liability, there shall exist a deficiency of more than $1,000,000 in the plan assets available to satisfy the benefits guaranteeable under ERISA with respect to such plan, or such plan is terminated or Borrower or any Subsidiary withdraws from such plan, but only if, in the case of any withdrawal or termination, such withdrawal or termination is reasonably likely to have a Material Adverse Effect.

          (j)  Any Change of Control of Borrower.

          Section 6.02. Remedies of Banks. Upon the occurrence and during the continuance of any one or more of the Events of Default, the Required Banks may, by notice to Borrower, declare the obligation of the Banks to make Revolving Loans to be terminated, whereupon the same shall immediately terminate and the Required Banks may, by notice to Borrower, declare the entire unpaid principal amount of the Revolving Loans and all fees and interest accrued and unpaid thereon and any and all other Obligations to be forthwith due and payable, whereupon the Revolving Loans and all such accrued fees and interest and other such Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under
Section 6.01(b) or (c) of this Agreement, all of the unpaid principal amounts of the Revolving Loans, all fees, and interest accrued and unpaid thereon and any and all other such Obligations shall thereupon be due and payable in full without any need for the Required Banks to make any such declaration or take any action and the Commitments shall simultaneously terminate.


                                ARTICLE VII

                                  Agents

          Section 7.12.  The Agents - In General.   This Article specifies
rights and obligations among and between the Banks and the Agents. Borrower acknowledges the existence of limitations in Agents' authority but shall be entitled to rely upon the authority of the Agents as conferred by this Section and otherwise specified in this Agreement.

          Section 7.13. Appointment of Administrative Agent. Each Bank hereby appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Loan Documents to receive payments made in respect of the Revolving Notes and to have such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.

          Section 7.14.  Powers and Immunities of Agents.

          (a) Powers. The Agents shall have no rights or duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no Agent shall by reason of this Agreement or any of the other Loan Documents be a trustee or fiduciary for any Bank. No Agent nor any of their respective directors, officers, agents or employees shall be responsible for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Documents, or received by any of them under this Agreement or any other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Documents or for any failure by Borrower to perform any of its obligations hereunder or thereunder. The Administrative Agent may employ agents and attorneys and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys selected by it with reasonable care. No Agent nor any of their respective directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it to any other Agents, any Banks, Borrower, or any other Person under this Agreement or any other Loan Documents or in connection herewith, except for its or their own gross negligence or willful misconduct. First Chicago Capital Markets, Inc., in its capacity as syndication agent for the Banks, shall not have any duties or responsibilities to Borrower or any of the Banks hereunder.

          (b) Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram, cable or telecopy) received by it in connection with this Agreement or the other Loan Documents believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

          (c) Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of an Event of Default or Unmatured Event of Default (other than the non-payment of principal of or interest on the Revolving Notes or any other amounts payable under this Agreement) unless the Administrative Agent has received written notice or other written documentation from a Bank or from Borrower indicating that an Event of Default or Unmatured Event of Default has occurred. In the event that the Administrative Agent received such a notice of the occurrence of an Event of Default or Unmatured Event of Default, the Administrative Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Administrative Agent shall (subject to Section 7.14(g) of this Agreement) take such action with respect to such Event of Default or Unmatured Event of Default as shall be directed by the Required Banks.

          (d) Rights as a Bank. With respect to the Loan Documents, each of Bank One, National City and First Chicago in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Agent, and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower as if it were not acting as Administrative Agent, and each of Bank One, National City and First Chicago may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks except as specified herein.

          (e) Indemnification. The Banks agree to indemnify the Agents (to the extent not reimbursed by Borrower) ratably in the proportion its Commitment bears to the Aggregate Commitment for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agents in any way relating to or arising out of this Agreement or any other Loan Documents or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the applicable Agent.

          (f) Non-Reliance on Agents and other Banks. Each Bank agrees that it has, independently and without reliance on the Agents or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its decision to enter into this Agreement and that it will, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. No Agent shall be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Documents or to inspect the properties or books of Borrower unless an inspection of the properties or books is requested in writing by the Required Banks.

          (g) Failure to Act. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under this Agreement and the other Loan Documents unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.

          (h) Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Banks and Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Banks. Upon such resignation or removal, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks or such successor shall not have accepted such appointment within thirty (30) days after the retiring Administrative Agent's giving of notice of resignation or after the removal of the Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a bank which has an office in the United States and having a combined capital and surplus of at least: Five Hundred Million Dollars ($500,000,000.00). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section
7.14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.


                               ARTICLE VIII

                               Miscellaneous

          Section 8.01. Consent to Jurisdiction and Service of Process. EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, BORROWER
IRREVOCABLY:

          (A)   AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL
PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN
DOCUMENTS OR THE REVOLVING LOANS MAY BE BROUGHT IN THE
COURTS OF RECORD OF THE STATE OF INDIANA SITTING IN
INDIANAPOLIS OR THE COURTS OF THE UNITED STATES LOCATED IN THE
STATE OF INDIANA SITTING IN INDIANAPOLIS;

          (B)  CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF
EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING;

          (C)   WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE
LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY
OF SUCH COURTS OR THAT ANY OF SUCH COURTS IS AN INCONVENIENT
FORUM;

          (D)   CONSENTS TO THE SERVICE OF PROCESS BY
REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE
WITHIN OR WITHOUT THE STATE OF INDIANA; AND

          (E) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT,
TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE
OTHER LOAN DOCUMENTS, OR THE PERFORMANCE AND SATISFACTION
BY ANY OF THE BANKS OR THE AGENTS HEREUNDER OR THEREUNDER.

          Section 8.02. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Administrative Agent or the Banks in the Loan Documents is intended to be exclusive of any other right or remedy and every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under the Loan Documents or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

          Section 8.03. Delay or Omission Not Waiver. No delay in exercising or failure to exercise by the Administrative Agent or any Bank of any right or remedy under the Loan Documents shall impair any such right or remedy or constitute a waiver of any Event of Default or an acquiescence therein. Every right and remedy given under the Loan Documents or by law to the Administrative Agent and the Banks may be exercised from time to time and as often as may be deemed expedient by the Administrative Agent or the Banks.

          Section 8.04. Amendments. Subject to the provisions of this Section, the Required Banks (or the Administrative Agent with the consent in writing of the Required Banks) and Borrower may enter into agreements supplemental hereto for the purpose or adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or Borrower hereunder or waiving any Event of Default; provided, however, that no such supplemental agreement shall, without the consent of each Bank:

          (a) Extend the maturity of any Revolving Loan or Revolving Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees hereunder or thereunder.

          (b) Reduce the percentages specified in the definition of Required Banks.

          (c) Extend the Commitment Termination Date or increase the amount of the Commitment of any Bank, or permit Borrower to assign its rights under this Agreement.

          (d)  Amend this Section 8.04.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the prior written consent of the Administrative Agent.

          Section 8.05. Addresses for Notices. All notices, requests, demands and other communications provided for in this Agreement shall be in writing (including telecopied communication) and mailed, telecopied or delivered to the applicable party at its address shown beneath its signature hereto or, as to any party, at such other address as shall be designated by such party in a written notice to each other party complying as to the delivery with the terms of this section. All such notices, requests, demands and other communications shall be effective when received; provided, however, that in the case of any notice, request, demand or other communication given via telecopier, notice shall not be effective when received unless an identical, originally executed version of such notice, demand, request or other communication shall be mailed to the applicable party that same day.

          Section 8.06.  Costs, Expenses and Taxes; Indemnification.

          (a) Borrower agrees to pay (without duplication), all of the following fees, costs and expenses incurred by the Banks or the Agents or any of them: (i) all reasonable costs and expenses of the Initial Banks and the Agents incurred in connection with the negotiation, preparation, syndication, printing, typing, reproduction, execution, closing and delivery of the Loan Documents, and all investigation of and due diligence regarding Borrower and its Subsidiaries and any security for the Obligations undertaken and performed with respect thereto, including without limitation the reasonable fees and out-of-pocket expenses of Messrs. Baker & Daniels, special counsel to the Administrative Agent, as well as the fees and out-of-pocket expenses of other outside experts retained by the Initial Banks or the Agents or any of them in connection with the foregoing or in connection with the administration of this Agreement; (ii) all reasonable costs and expenses of the Agents incurred in connection with the negotiation, preparation, printing, typing, reproduction, execution and delivery of any amendments or modifications of (or supplements to) any of the Loan Documents, and all investigation of and due diligence regarding Borrower and its Subsidiaries, including without limitation the reasonable fees and out-of-pocket expenses of counsel retained by the Administrative Agent (or, but not as well as the reasonable allocated costs of staff counsel) as well as the fees and out-of-pocket expenses of other counsel and other outside experts retained by the Agents or any of them in connection with the foregoing; (iii) all search and filing fees, expenses and taxes incurred by the Banks or the Agents or any of them, if any; and (iv) all costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses incurred by the Banks or the Agents or any of them), if any, incurred at any time an Unmatured Event of Default or Event of Default has occurred and remains unremedied or incurred in connection with the enforcement of this Agreement, any Revolving Note and any of the other Loan Documents. In addition, Borrower shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents or the issuance of any Revolving Note or the making of any of the Loans, and agrees to save and hold the Banks and the Agents and each of them harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following any Bank's or any Agent's statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at a per annum rate equal to the Default Rate.


          (b) Borrower agrees to indemnify each Agent and each Bank, and each of their respective directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Bank is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Revolving Loan hereunder, except for its or their own gross negligence or willful misconduct.

          (c) The obligations of Borrower under this Section 8.06 shall survive the termination of this Agreement.

          Section 8.07. Participations. Each Bank may sell participations in any amount of all or part of the Revolving Loans made by it or any other interest herein, in which event the participant shall not have any rights under any Loan Document (the participant's rights against such Bank in respect of that Participation to be those set forth in the agreement executed by the Banks in favor of the participant relating thereto) and all amounts payable by Borrower hereunder or thereunder shall be determined as if such Bank had not sold such participation. The Banks may furnish any information concerning the Banks and Borrower in the possession of the Banks from time to time to participants (including prospective participants).

          Section 8.08.  Binding Effect; Assignment.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, the Agents and the Banks and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Banks.

          (b) Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (a "Purchaser") all or any part of its Revolving Loans, Commitment and its rights and obligations under its Revolving Note and under this Agreement, pursuant to a form of assignment acceptable to such Bank and such Purchaser, provided that (i) the Bank shall have given the Administrative Agent and Borrower not less than seven (7) Banking Days prior written notice of such assignment, (ii) each individual assignment shall be in an amount of not less than $10,000,000, (iii) the prior written consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not then a Bank or an affiliate thereof, which consent shall not be unreasonably withheld, (iv) unless an Event of Default or Unmatured Event of Default has occurred and is continuing, the prior written consent of Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not then a Bank or an affiliate thereof, which consent shall not be unreasonably withheld, and (v) the Purchaser (excluding any Purchaser that becomes such prior to the expiration of the Primary Syndication Period) shall have paid an assignment fee to the Administrative Agent, for its account, in the amount of $2,500. Notwithstanding the foregoing provisions of this Section 8.08(b), any Bank may at any time assign all or any portions of its Revolving Loans and Revolving Note to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

          (c) Upon delivery to the Administrative Agent and Borrower of a notice of assignment, together with any consent required by this Section 8.08, such assignment shall become effective on the effective date specified in such notice. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Administrative Agent or any other Bank shall be required to release the transferor Bank with respect to the percentage of the Revolving Loans and Commitment assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 8.08, the transferor Bank and Borrower shall make appropriate arrangements so that a replacement Revolving Note is issued to such transferor Bank and a new Revolving Note or, as appropriate, a replacement Revolving Note is issued to such Purchaser, in each case in principal amounts reflecting its pro rata share of the Aggregate Commitment.

          (d) Borrower authorizes each Bank to disclose to any participant (pursuant to Section 8.07 of this Agreement) or Purchaser or any other entity acquiring an interest in this Agreement or its Revolving Note by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of Borrower and its Subsidiaries.

          (e) This Agreement and all covenants, representations and warranties made herein and in any of the other Loan Documents shall survive the making of the Revolving Loans, the execution and delivery of the Loan Documents and shall continue in effect so long as any Obligations remain unpaid or any Commitment remains outstanding; provided, however, that
Section 8.06 shall survive and remain in full force and effect after expiration of the Commitments and repayment in full of all Obligations.

          Section 8.09. Actual Knowledge. For purposes of this Agreement, none of the Agents or Banks shall be deemed to have actual knowledge of any fact or state of facts unless the senior loan officer or any other officer responsible for Borrower's account established pursuant to this Agreement at such Agent or Bank shall, in fact, have actual knowledge of such fact or state of facts or unless written notice of such fact shall have been received by such Agent or Bank in accordance with Section 8.05.

          Section 8.10. Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be wholly performed in said State.

          Section 8.11. Severability of Provisions. Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 8.12. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          Section 8.13. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.





          [The balance of this page is left blank intentionally]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

                              IPALCO ENTERPRISES, INC.



                              By:  /s/ John R. Hodowal
                                   John R. Hodowal, Chairman of the
                                      Board & President

                              One Monument Circle
                              Indianapolis, Indiana  46206
                              Attention:  Steven L. Meyer, Assistant
                                          Treasurer
                              Facsimile:  (317) 630-5763




                              BANK ONE, INDIANA, NA, individually
                              and as Administrative Agent



                              By:  /s/ Tracy J. Venable
                                   Tracy J. Venable, Vice President

                              111 Monument Circle
                              Suite IN1-0192
                              Indianapolis, Indiana  46277-0119
                              Attention:  Tracy J. Venable, Vice President
                              Facsimile:  (317) 321-8079

                              NATIONAL CITY BANK OF INDIANA,
                              individually and as Documentation Agent


                              By:  /s/ Michael C. Rechin
                                   Michael C. Rechin, Executive Vice
                                   President

                              One National City Center Center, #200E
                              Indianapolis, Indiana 46255
                              Attention:     Michael C. Rechin, Executive
                                             Vice
                                             President
                              Facsimile:  (317) 267-8899





                              THE FIRST NATIONAL BANK OF
                              CHICAGO


                              By:  /s/ Richard H. Waldman
                                   Richard H. Waldman, Authorized Agent

                              One First National Plaza, #0363
                              Chicago, Illinois 60670-0363
                              Attention: Richard H. Waldman, Authorized
                                          Agent
                              Facsimile:  (312) 732-3055

                                     Exhibit A
                       (Applicable Margin/Facility Fee Rate)

          The "Applicable Margin" and "Facility Fee Rate" for any day are the respective rates per annum set forth below in the applicable row under the column corresponding to the Effective Rating that exists on such day.

                                                Applicable      Facility
Rating Level    S& P Rating     Moody's Rating  Margin          Fee Rate

1               AAA             Aaa             .225%           .1%
2               AAA-            Aaa             .225%           .1%
3               AA+             Aa1             .225%           .1%
4               AA              Aa2             .225%           .1%
5               AA-             Aa3             .225%           .1%
6               A+              A1              .225%           .1%
7               A               A2              .25%            .1%
8               A-              A3              .25%            .125%
9               BBB+            Baa1            .30%            .15%
10              BBB             Baa2            .40%            .2%
11              BBB-            Baa3            .40%            .2%
12              BB+             Ba1             .40%            .2%
13              BB              Ba2             .40%            .2%


For purposes of the above schedule, the following terms have the following meanings:

     "Moody's" means Moody's Investors Service, Inc.

     "Moody's Rating" means the rating assigned by Moody's to the senior unsecured long-term debt securities of a Person without third-party credit enhancement, and any rating assigned to any other debt security of such Person shall be disregarded. The rating in effect on any date is that in effect on the close of business on such date

     "Effective Rating" means the higher of the Moody's Rating for Borrower and the S&P Rating for Borrower on the day in question, provided that, that if there is both a Moody's Rating for Borrower and a S&P Rating for Borrower on such day and there is a difference between the Moody's Rating for Borrower and the S&P Rating for Borrower of more than one rating level, as listed on the above schedule, then the "Effective Rating" shall be the rating level which is one rating level below the higher of the Moody's Rating for Borrower and the S&P Rating for Borrower, and provided further, that if there is only a Moody's Rating for Borrower or a S&P Rating for Borrower, but not both, on the day in question, then the "Effective Rating" shall be the Moody's Rating for Borrower or the S&P Rating for Borrower on such day. Notwithstanding the foregoing, if there is neither a Moody's Rating for Borrower nor a S&P Rating for Borrower on the day in question, then the "Effective Rating" shall be determined as follows: (i) if there is a Moody's Rating for IPL or a S&P Rating for IPL on such day, or both, the "Effective Rating" shall be one level lower than the higher of the Moody's Rating for IPL and the S&P Rating for IPL on the day in question, provided, that, if there is both a Moody's Rating for IPL and a S&P Rating for IPL on such day and there is a difference between the Moody's Rating for IPL and the S&P Rating for IPL of more than one rating level, as listed on the above schedule, then the "Effective Rating" shall be the rating level which is one rating level below the higher of the Moody's Rating for IPL and the S&P Rating for IPL, and provided further, that, if there is only a Moody's Rating for IPL or a S&P Rating for IPL, but not both, on the day in question, then the "Effective Rating" shall be the Moody s Rating for IPL or the S&P Rating for IPL on such day; and (ii) if there is neither a Moody's Rating for IPL nor a S&P Rating for IPL on such day, the "Effective Rating" shall be rating level 13 on the above schedule. A rating level is higher if it is above another rating level on the above schedule and is lower if below another rating level on the above schedule.

     "S&P" means Standard & Poor's Ratings Group.

     "S&P Rating" means the rating assigned by S&P to the senior unsecured long-term debt securities of a Person without third-party credit enhancement, and any rating assigned to any other debt security of such Person shall be disregarded. The rating in effect on any date is that in effect on the close of business on such date.

                                     Exhibit B
                                   (Commitments)

BANK                                            COMMITMENT

Bank One, Indiana, NA                           $133,666,666.66

National City Bank of Indiana                   $133,666,666.67

The First National Bank of Chicago              $133,666,666.67

                                    Exhibit "C"

                                  REVOLVING NOTE

U.S.  $_________________                         Dated as of April 4,  1997

          FOR VALUE RECEIVED, on or before the Commitment Termination Date, IPALCO ENTERPRISES, INC., an Indiana corporation ("Maker") unconditionally promises to pay to the order of ______________________________ (the "Payee"), at the office of the Administrative Agent located at Bank One Center/Tower, 111 Monument Circle, Suite _______, Indianapolis, Indiana 46204-_______, the principal sum of_____________________________________________________________
___________________________________________ Dollars ($_____________________),
or if less, the aggregate unpaid principal amount of all Revolving Loans made by the Payee pursuant to the terms of the Credit Agreement, dated as of April 4, 1997, among the Maker, Payee and the other Banks party thereto, and Bank One, Indiana, NA, as administrative agent for the Banks (referred to herein, as the same may be modified, amended, restated, and/or extended from time to time and at any time, as the "Credit Agreement"), together with interest thereon at the rates as provided in the Credit Agreement. Terms which are defined in the Credit Agreement and which are not otherwise defined in this Revolving Note (this "Note") shall when used in this Note have the respective meanings ascribed to such terms in the Credit Agreement.

          Interest accruing on the principal balance of this Note outstanding from time to time shall be due and payable by Maker on such dates and in accordance with the rates and terms specified in Article II of the Credit Agreement. All amounts received on this Note shall be applied in accordance with the terms of Article II of the Credit Agreement.

          This Note is one of the "Revolving Notes" referred to in the Credit Agreement, to which reference is made for the conditions and procedures under which advances, payments, readvances and repayments may be made prior to the maturity of this Note, for the terms upon which Maker may make prepayments from time to time and at any time prior to the maturity of this Note and the terms of any prepayment premiums or penalties which may be due and payable in connection therewith, and for the terms and conditions upon which the maturity of this Note may be accelerated and the unpaid balance of principal and accrued interest thereon declared immediately due and payable.

          If any installment of principal or interest due under the terms of this Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and interest will be payable at the applicable rate for the period of such extension. All amounts payable under this Note shall be payable without relief from valuation and appraisement laws, and with all collection costs and attorneys' fees.

          The holder of this Note, at its option, may make extensions of time for payment of the indebtedness evidenced by this Note, or reduce the payments thereon, release any collateral securing payment of such indebtedness or accept a renewal Note or Notes therefor, all without notice to Maker or any endorser(s) and Maker and all endorsers hereby severally consent to any such extensions, reductions, releases and renewals, all without notice, and agree that any such action shall not release or discharge any of them from any liability hereunder. Maker and endorser(s), jointly and severally, waive demand, presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this Note and each of them consents to all extensions of the time of payment thereof.

          EXCEPT TO THE EXTENT PROHIBITED BY APPLICABLE LAW, MAKER
IRREVOCABLY:

          (A) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS NOTE OR ANY OTHER LOAN DOCUMENTS OR THE REVOLVING LOANS MAY BE BROUGHT IN THE COURTS OF RECORD OF THE STATE OF INDIANA SITTING IN INDIANAPOLIS OR THE COURTS OF THE UNITED STATES LOCATED IN THE STATE OF INDIANA SITTING IN INDIANAPOLIS;

          (B) CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING;

          (C) WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS OR THAT ANY OF SUCH COURTS IS AN INCONVENIENT FORUM;

          (D) CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF INDIANA; AND

          (E) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY OTHER LOAN DOCUMENTS, OR THE PERFORMANCE AND SATISFACTION BY ANY OF THE BANKS OR THE AGENTS HEREUNDER OR THEREUNDER.

          Executed and delivered as of the  4th day of April, 1997.

                               IPALCO ENTERPRISES, INC.

                              By:  _______________________________________
                              Printed:_____________________________________
                              Title:_______________________________________

                                                       ("Maker")

                                     Exhibit D
                                 (Advance Request)


                                   Date:

BANK ONE, INDIANA, NA,
 AS ADMINISTRATIVE AGENT
111 Monument Circle, Suite ________
Indianapolis, Indiana  46204-________

Ladies and Gentlemen:

          We request an Advance in the amount of $_______________________ FOR VALUE on _______________ ___, _____ ("Requested Advance"), which Requested Advance is of the type and for the Interest Period shown below (check and complete as applicable):

     1.   Type of Requested Advance:

          ______ Base Rate Advance
          ______ LIBOR Advance

     2.   Interest Period for Requested Advance:

          (a) If Requested Advance is a Base Rate Advance (complete number of days):

                     _______ days  Interest Period (not to exceed 30 days)

          (b) If Requested Advance is a LIBOR Advance (check one):

                    ______    One Month Interest Period
                    ______    Two Month Interest Period
                    ______    Three Month Interest Period
                    ______    Six Month Interest Period

pursuant to the Credit Agreement, dated as of April 4, 1997, between IPALCO ENTERPRISES, INC., an Indiana corporation (the "Company"), BANK ONE, INDIANA, NA ("Bank One"), NATIONAL CITY BANK OF INDIANA, THE FIRST NATIONAL BANK OF CHICAGO, any other Banks which have become parties thereto, and Bank One, as administrative agent for the Banks, as amended and/or restated from time to time (the "Credit Agreement"). Terms which are defined in the Credit Agreement and which are not otherwise defined in this Advance Request shall when used in this Advance Request have the respective meanings ascribed to such terms in the Credit Agreement.

           Please disburse the Requested Advance by crediting the amount thereof to our Account No. 08110112 maintained at National City Bank of Indiana, ABA #074000065.

          We represent and warrant to the Agents and the Banks that as of the date of this Advance Request, and as of the date and time of our acceptance of the Requested Advance:

          (a) Representations and Warranties. Each of the representations and warranties contained in the Credit Agreement is and shall be true and correct in all material respects at and as of such date and time, as though made at and as of such date and time, and each of the Loan Documents is and shall be in full force and effect at and as of such date and time; and

          (b) No Material Adverse Changes/No Event of Default. (i) There has not been and there shall not have been any material adverse change in the assets or condition (financial or otherwise) of the Company at and as of such date and time, as such assets or conditions are reflected in the Financial Statements which have been most recently provided to the Administrative Agent pursuant to Section 5.01(p)(2) of the Credit Agreement, and
               (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing or shall have occurred and then be continuing at and as of such date and time, or will occur after giving effect to the Requested Advance.



                              Very truly yours,

                              IPALCO ENTERPRISES, INC.

                              By:_________________________________________


                              Printed:____________________________________


                              Title:______________________________________

                                   [President or Chief Financial Officer or
                                   Treasurer or Assistant Treasurer or
                                   Controller]

                                     Exhibit E
                          (Opinion of Borrower's Counsel)


                                                        April 4, 1997

Bank One, Indiana, NA, individually
 and as Administrative Agent
Bank One Center/Tower
111 Monument Circle
Indianapolis, Indiana  46277-0119

National City Bank of Indiana
One National City Center
Indianapolis, Indiana  46255

The First National Bank of Chicago
One First National Plaza
Chicago, Illinois  60670-0828

        Re: Credit Agreement Dated as of April 4, 1997 among IPALCO Enterprises, Inc., the banks named above (the "Banks") and Bank One, Indiana, NA, as Administrative Agent

Ladies and Gentlemen:

        We have served as special counsel to IPALCO Enterprises, Inc. ("Borrower") in connection with the transactions contemplated by that certain Credit Agreement dated as of April 4, 1997 among the Borrower, the Banks and Bank One, Indiana, NA, as Administrative Agent (the "Credit Agreement"), and in that capacity we have been requested to provide you with our opinions on certain matters, as required in Section 3.01(c)(7) of the Credit Agreement. Except as otherwise indicated in this letter, capitalized terms used in this letter shall have the meanings ascribed to them in the Credit Agreement or in the Accord (as hereinafter defined.)

        This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, definitions, limitations on coverage and other limitations as are more particularly described in the Accord and this Opinion Letter shall be read in conjunction therewith. The Law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of Indiana.

        In rendering this opinion, we have reviewed the Credit Agreement, the Revolving Notes (together with the Credit Agreement hereinafter collectively referred to as the "Credit Documents")

Bank One, Indiana, NA
National City Bank of Indiana
First National Bank of Chicago
April 4, 1997
Page 2



and such other documents as we have deemed necessary to permit us to render the legal opinions contained herein. We have relied, as to factual matters, on certificates received from governmental authorities.

        We have also relied, with your permission, upon the opinion of Bryan
G. Tabler, Esquire, General Counsel of the Borrower, a copy of which is attached hereto (the "IPALCO Opinion"), with respect to certain matters addressed herein.

        Based on the foregoing, and subject to the qualifications stated herein and in the Accord, we are of the opinion that:

        1. The Borrower is a corporation duly organized and validly existing under the laws of the State of Indiana. The Borrower possesses full power and all requisite authority to conduct its business as presently conducted and as contemplated by the Credit Documents. The execution, delivery and performance of the Credit Documents by the Borrower has been duly authorized by all requisite corporate action.

        2.      The Credit Documents are enforceable against the Borrower.

        3. The execution and delivery by the Borrower of the Credit Documents, and the performance by it of its obligations thereunder (a) do not violate its Constituent Documents, (b) to our knowledge, based soley upon the IPALCO Opinion and without independent investigation, do not breach or default or result in the imposition of any Liens under any Other Agreement to which the Borrower is a party, (c) to our knowledge, based solely upon the IPALCO Opinion and without independent investigation, violate the express terms of any Court Order that names the Borrower and is specifically directed to it or its property, and (d) do not violate applicable provisions of statutory law or regulation (including Regulations G and U of the Board of Governors of the Federal Reserve System).

        4. No consent of any Person, and no consent, approval, authorization or order, or giving of notice to, or registration or filing with, or taking of any action in respect to, any governmental authority of the State of Indiana or the United States of America is required by or with respect to the Borrower in connection with the execution delivery by the Borrower of the Credit Documents, or the performance by the Borrower of its obligations thereunder.

        We hereby confirm to you that (i) we are aware of no actions or proceedings against the Borrower, pending or overtly threatened in writing, before any court, governmental agency or

Bank One, Indiana, NA
National City Bank of Indiana
First National Bank of Chicago
April 4, 1997
Page 3



arbitrator which (a) seeks to affect the enforceability of the Credit Documents or (b) would, if adversely determined, have a Material Adverse Effect.

        Our opinion is subject to the qualification that certain remedial and waiver provisions of the Credit Documents may be further limited or rendered unenforceable by other applicable laws and interpretations, but in our opinion, such laws and interpretations do not, subject to the other exceptions and limitations of this Opinion Letter, make the remedies generally afforded by the Credit Documents or under other applicable laws inadequate for the practical realization of the benefits purported to be provided to the Banks, except for the economic consequences of procedural delay.

        A copy of this Opinion Letter may be delivered by you to Purchasers who become Banks pursuant to the Credit Agreement, and such persons may rely on this Opinion Letter as if it were addressed and had been delivered to them on the date hereof. Subject to the foregoing, this Opinion Letter may be relied upon by you only in connection with the transactions contemplated by the Credit Agreement and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without each instance our prior written consent.

                                        Very truly yours,



                                        BARNES & THORNBURG

                          April 4, 1997



Barnes & Thornburg
11 South Meridian Street, Suite 1313
Indianapolis, IN  46204

     RE:  Credit Agreement dated as of April 4, 1997 among
          IPALCO Enterprises, Inc. and the Banks

Gentlemen:

     This opinion is furnished to you in connection with the closing of the transactions contemplated by that certain Credit Agreement dated as of April 4, 1997 among IPALCO Enterprises, Inc. (the "Borrower") and the Banks (the "Credit Agreement"). Except as otherwise indicated in this letter, capitalized terms used in this letter shall have the meanings ascribed to them in the Credit Agreement or in the Accord (as hereinafter defined.)

     This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of the Business Law (1991). As a consequence, it is subject to a number of qualifications, definitions, limitations on coverage and other limitations as are more particularly described in the Accord and this Opinion Letter shall be read in conjunction therewith. The Law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of Indiana.

     I am the General Counsel of the Borrower. In rendering this opinion, I have reviewed the Credit Agreement, the Revolving Notes (together with the Credit Agreement, hereinafter collectively referred to as the "Credit Documents") and such other documents as I have deemed necessary to permit me to render the legal opinions contained herein.

     Based on the foregoing, and subject to the qualifications stated herein and in the Accord, I am of the opinion that:

     1. The execution and delivery by the Borrower of the Credit Documents and the performance by it of its obligations thereunder (a) do not violate its Constituent Documents, (b) do not breach or default or result in the imposition of any Liens under any Other Agreement to which the Borrower is a party, or (c) violate the express terms of any Court Order that names the Borrower and is specifically directed to it or its property.

Barnes & Thornburg
April 4, 1997
Page 2



     I hereby confirm to you that I am aware of no action or proceeding against the Borrower, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (a) seeks to affect the enforceability of the Credit Documents or (b) would, if adversely determined, have a Material Adverse Effect.

                                        Very truly yours,


                                        /s/ Bryan G. Tabler
                                        Bryan G. Tabler

                                     Exhibit F
                              (Officer's Certificate)



                               OFFICER'S CERTIFICATE

     I certify and represent to the Banks and the Agents, that I am the (President or Chief Financial Officer or Treasurer or Assistant Treasurer or Controller)[circle appropriate title] of IPALCO ENTERPRISES, INC., an Indiana corporation (the "Company").

     This Officer s Certificate is given pursuant to the terms of the Credit Agreement, dated as of April 4, 1997, between the Company, BANK ONE, INDIANA, NA ("Bank One"), NATIONAL CITY BANK OF INDIANA, THE FIRST NATIONAL BANK OF CHICAGO, any other Banks which have become parties thereto, and Bank One, as administrative agent for the Banks, as amended and/or restated from time to time (the "Credit Agreement"). Terms which are defined in the Credit Agreement and which are not otherwise defined in this Officer's Certificate shall when used in this Officer's Certificate have the respective meanings ascribed to such terms in the Credit Agreement. I certify to the Banks and the Agents that:

     1.   Each of the representations contained in Section 4.01 of the
          Credit Agreement is true and correct as of this date of this Officer's Certificate, except as follows: ________________________
          __________________________________________________________________
          __________________________________________________________________
          __________________________________________________________________.

     2. As of the date of this Officer s Certificate, no Event of Default or Unmatured Event of Default has occurred and is continuing, except as follows [Describe any exception and the steps being taken by the Company to correct it - if none, so state]: _________
          __________________________________________________________________
          __________________________________________________________________
          __________________________________________________________________.

     3. As of the close of the most recent fiscal quarter of the Company, which fiscal quarter ended ____________________ _____, ______:

               (a) the Debt to Capital Ratio calculated pursuant to Section 5.01(q)(1) was _____:1.00; and

               (b) the EBIT to Interest Expense Ratio calculated pursuant to Section 5.01(q)(2) was ________:1.00.

          The computations in support of the above ratios are set forth on
          Schedule I to this Officer s Certificate [to be prepared and attached by the Company].


Date:  ______________ _____, _______

                                Signed:

                                Printed:____________________________________

                                Title:______________________________________

                                     Exhibit G
                         (Quarterly Debt to Capital Ratio)




Quarter Ending                          Quarterly Debt to Capital Ratio


3/31/97                                 .73:1
6/30/97                                 .73:1
9/30/97                                 .73:1
12/31/97                                .69:1
3/31/98                                 .69:1
6/30/98                                 .69:1
9/30/98                                 .69:1
12/31/98                                .64:1
3/31/99                                 .64:1
6/30/99                                 .64:1
9/30/99                                 .64:1
12/31/99                                .59:1
3/3/2000                                .59:1
6/30/2000                               .59:1
9/30/2000                               .59:1
12/31/2000                              .58:1
3/31/2001                               .58:1
6/30/2001                               .58:1
9/30/2001                               .58:1
12/31/2001                              .57:1
3/31/2002                               .57:1